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                                  EXHIBIT 10.70

       Athletic Club Lease dated as of November 5, 1999 by and a between
          New Commonwealth Center Limited Partnership (as Landlord) and
                  Washington D.C. Sports Club, Inc. (as Tenant)


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                               ATHLETIC CLUB LEASE

                                     BETWEEN

                  NEW COMMONWEALTH CENTER LIMITED PARTNERSHIP,

                                    LANDLORD,

                                       AND

                       WASHINGTON D.C. SPORTS CLUB, INC.,

                                     TENANT.

                          DATED: AS OF NOVEMBER 5, 1999

                           FOR PREMISES IN A BUILDING
                              TO BE CONSTRUCTED ON
                            THE CITY BLOCK BOUNDED BY
                           AVERY, WASHINGTON, TREMONT
                              AND BOYLSTON STREETS,
                              BOSTON, MASSACHUSETTS


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                               ATHLETIC CLUB LEASE



        THIS LEASE (this "LEASE") is made as of the 5th day of November, 1999, by and between NEW COMMONWEALTH CENTER LIMITED PARTNERSHIP, a Massachusetts limited partnership ("LANDLORD") and WASHINGTON D.C. SPORTS CLUB, INC., a Delaware corporation ("TENANT").

                Premises and Common Areas Premises and Common Areas.

1.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the space (the "PREMISES") in a building (the "BUILDING") to be constructed on that certain parcel of real property, in which the Improvements (as defined herein) are to be constructed, more particularly described in Exhibit A attached hereto and made a part hereof (the "LAND") and to constitute part of a development (the "DEVELOPMENT") to be located on the Land. This Lease is subject to all matters of record affecting the Property (as defined herein) and all matters that would be revealed by an accurate survey of the Property. The Premises are designated on the non-hatched portions of the floor plans attached hereto as Exhibit B and made a part hereof, with all depictions thereon being subject to normal construction variances and tolerances, and as otherwise provided in this Lease. Landlord, at its sole cost, shall, in accordance with the work letter agreement attached hereto as Exhibit C and made a part hereof (the "WORK LETTER"), perform Landlord's Work (as defined therein) and as part of Landlord's Work, shall cause the utility connections specified in the Work Letter to be available in the locations specified in the Work Letter.

1.2     Construction of Premises.

                (1) Tenant shall cause the Premises to be improved with improvements (the "IMPROVEMENTS") in accordance with the Work Letter (defined as the "BUILDING IMPROVEMENTS" in the Work Letter) and, subject to Force Majeure (as defined herein), to the extent provided herein and within the time(s) set forth in the Work Letter. The Improvements are to be used as a first-class athletic club facility (the "CLUB") more particularly described in Article 8 hereof. The design of the Improvements shall be subject to Landlord's approval, as provided in the Work Letter. In accordance with the terms of the Work Letter, Landlord shall provide Tenant with a contribution in an amount not to exceed Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000.00) (the "LANDLORD'S CONTRIBUTION" and/or the "ALLOWANCE"). Tenant shall equip the Club with all required Trade Fixtures (as defined herein) as may be necessary to operate the Club in accordance with Section 8.1 hereof. Title to the Improvements and all alterations and additions thereto and replacements thereof (other than Trade Fixtures) thereafter constructed or installed on the Premises shall be and remain in Landlord. All Trade Fixtures, however, shall remain Tenant's property, subject to permitted customary third (3rd) party financing subject to and in accordance with
        Section 46 hereof, upon the expiration or earlier termination of this Lease; provided, however, Tenant shall not have the right to remove any Trade Fixtures until Tenant shall cure any Default (as defined


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        herein) or, at the termination of the term hereof as a result of any such Default, until Tenant complies with its payment obligations set forth herein. "TRADE FIXTURES" means Tenant's athletic equipment and machines and all of Tenant's furniture and other personal property not affixed to the Premises in such a manner as to do material damage upon their removal. The Premises and the Improvements are sometimes hereinafter collectively referred to as the "PROPERTY."

                (2) As a condition to the effectiveness of this Lease, Landlord shall cause Millennium Partners LLC to execute and deliver to Tenant a guaranty with respect to the Allowance in the form and substance set forth in Exhibit F attached hereto.

1.3 Common Areas. Tenant shall have the non-exclusive right to use the Common Areas (as defined herein), in common with other tenants and/or occupants of the Development, subject to the Condominium Documents (as defined herein), the CC&R (as defined herein) and any other nondiscriminatory rules and regulations that Landlord and/or the Condominium Association (as defined herein), as applicable, shall adopt for the Development so long as such CC&R and rules and regulations do not (i) materially interfere with Tenant's ability to conduct normal business operations; (ii) materially increase Tenant's obligations under this Lease, or (iii) materially decrease Tenant's rights under this Lease. "COMMON AREAS" means all common areas and facilities of the Development that are now or hereafter made available for the non-exclusive and general use, convenience and benefit of Tenant and/or Tenant's customers, employees, agents and invitees, including common monuments and signs; transportation facilities areas including bus stops, taxi-limousine stands, and bicycle parking areas; trash enclosures; landscaped areas; areas designated as pedestrian walkways or pedestrian bridges; and parking areas.

1.4 Control of Common Areas. Provided Landlord does not unreasonably interfere with, hinder or obstruct Tenant's use of the Premises or Tenant's ability to conduct business from the Premises, and does not otherwise materially diminish any of Tenant's rights pursuant to this Lease, Landlord reserves, the right from time to time:

                (1) To make changes to the Common Areas, or their design, including changes in the location, size, shape and number of driveways, entrances, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways. Landlord shall keep Tenant apprised as to any proposed change to the Common Areas or their design; and

                (2) To close temporarily any portions of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available, including reasonable access from the parking areas of the Building to the Premises.

        Landlord agrees that rerouting of pedestrian walkways within the Common Areas and/or rerouting of vehicles within the Common Areas shall not be done in a manner which would materially hinder or obstruct Tenant's ability to conduct business from the Premises.


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1.5     Definition of Floor Area. The term "FLOOR AREA" as used in this Lease shall mean the rentable square footage of the Premises (or, where applicable, of other premises located or proposed in or outside the Development), measured from the exterior surface of building walls (and from extensions thereof, in the case of openings), and from the exterior surface of any demising partitions. At such time as the Improvements have been constructed, Landlord shall deliver to Tenant a notice which sets forth the Floor Area of the Premises together with reasonable documentation evidencing Landlord's determination of the Floor Area of the Premises. Tenant shall have ten (10) days following the receipt of Landlord's notice of the determination of the Floor Area in which to deliver to Landlord a notice objecting to such determination. In the event Tenant does not so deliver such objection notice, then, in such event, Landlord's calculation shall be deemed accepted by Tenant and incorporated herein by this reference. In the event that Tenant delivers such a notice to Landlord, Landlord and Tenant shall have thirty (30) days in which to work together to calculate the Floor Area of the Premises. In the event Landlord and Tenant cannot so agree, then, until agreement is reached, either party may submit such dispute to arbitration in accordance with the Commercial Arbitration Rules of the Boston, Massachusetts chapter of the AAA (as defined herein) and the party deemed less correct in such dispute shall pay the other party's costs of such arbitration. Except as expressly provided to the contrary in this Section 1.5, the procedure for arbitration shall be governed by the proceedings set forth in Section 7.3 hereof. Landlord and Tenant acknowledge that the projected Floor Area of the Premises shall be approximately 100,000 square feet.

2.      Term.


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2.1     Commencement. This Lease constitutes a binding agreement and the obligations of Landlord and Tenant hereunder shall be effective upon execution and delivery of this Lease by both Landlord and Tenant. However, the initial term ("INITIAL TERM") of this Lease shall commence upon the date (the "COMMENCEMENT DATE") which is the earlier of (i) the date upon which Tenant commences normal business operations from the Premises (it being understood that the use of the Development as described in Section 2.2 hereof shall not be deemed to constitute normal business operations from the Premises by Tenant) and (ii) the date (a) which is the later of (1) six (6) months after Landlord shall "SUBSTANTIALLY COMPLETE" (as defined herein) the Minimum Landlord's Work (as defined herein) and (2) twelve (12) months after the installation of the concrete deck for the fifth (5th) floor of the Building (the "SCHEDULED COMPLETION DATE"), the Scheduled Completion Date being extended by any period that Tenant using reasonable diligence shall have been unable (aa) to substantially complete the Improvements in accordance with the Work Letter (collectively, "TENANT'S WORK") by the Scheduled Completion Date due to Landlord Delays (as defined herein) and/or (bb) to conduct normal business operations in the Premises as a result of the non-completion of Landlord's Work by the Scheduled Completion Date (subject to extension due to Tenant Delays (as defined herein)) and (b) on which the Premises are reasonably accessible (A) from the parking areas of the Building and the parking areas of the Building are reasonably accessible and usable for parking purposes and
        (B) by pedestrians from the Common Areas. "SUBSTANTIALLY COMPLETE" means (as certified by Landlord's architect) complete subject to the completion of minor punch-list type items or other minor components of Landlord's Work or the Minimum Landlord's Work, as applicable, the performance of which will not materially interfere with Tenant's Work to ready the Premises for Tenant's use and occupancy thereof. Landlord shall diligently proceed to complete said punch list items. "MINIMUM LANDLORD'S WORK" means Landlord's Work as describe in the Work Letter exclusive of base building systems, mechanical systems and operational elevators. If Landlord shall be delayed in substantially completing Landlord's Work, the Minimum Landlord's Work and/or the Common Areas and such delay shall be caused by or shall arise out of or in connection with any of the following (each a "TENANT DELAY"):

                        (1) Tenant's direction that Landlord delay in proceeding
                with any segment or part of Landlord's Work, the Minimum Landlord's Work and/or the Common Areas (except under circumstances where the basis for such direction is the fact that Landlord must rectify an error in Landlord's Work, the Minimum Landlord's Work and/or the Common Areas that is not otherwise attributable to Tenant); or

                        (2) the performance of work by any person, or entity
                employed or hired by Tenant or on behalf of Tenant that actually delays Landlord in the completion of Landlord's Work, the Minimum Landlord's Work and/or the Common Areas, provided that if Landlord shall be aware of any such delay, Landlord shall immediately notify Tenant thereof and Tenant fails to remedy any such delay by the end of the second (2nd) day following receipt of Landlord's notice of any such delay; or


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                        (3) any acts or omissions of Tenant, or of any Affiliate
                (as defined herein) of Tenant that actually delays Landlord in the completion of Landlord's Work, provided that if Landlord shall be aware of any such delay, Landlord shall immediately notify Tenant thereof and Tenant fails to remedy any such delay by the end of the second (2nd) day following receipt of Landlord's notice of any such delay; or

                        (4) Tenant's unreasonable delay or refusal in making
                changes to the Work Letter reasonably requested by Landlord; or

                        (5) any breach of any of the terms of this Lease by
                Tenant that actually delays Landlord in substantially completing Landlord's Work, the Minimum Landlord's Work and/or the Common Areas, provided that if Landlord shall be aware of any such delay, Landlord shall immediately notify Tenant thereof and Tenant fails to remedy any such delay by the end of the second
                (2nd) day following receipt of Landlord's notice of any such delay; or

                        (6) any unreasonable failure on Tenant's part to
                cooperate with Landlord in connection with Landlord's performance of Landlord's Work, the Minimum Landlord's Work and/or the Common Areas;

        then notwithstanding anything in this Lease to the contrary, Landlord's Work and/or the Minimum Landlord's Work shall be deemed to be Substantially Complete as of the date that substantial completion would have occurred but for such delay and the Common Areas shall be deemed to be accessible and reasonably usable as of the date that the Common Areas would have been accessible and reasonably usable but for such delay, as applicable.

        If Tenant desires a change in the Work Letter or Tenant requests for any materials, finishes or installation not originally contemplated by this Lease or contained in the Work Letter, Tenant shall submit to Landlord the proposed change or request (herein called a "TENANT REVISION"). A Tenant Revision shall be subject to Landlord's approval, which approval shall not be unreasonably withheld or delayed, and, if so approved, Landlord shall cause to be prepared and shall submit to Tenant for its approval or disapproval, an estimate of the delays in performance of Landlord's Work resulting from Tenant's request for a Tenant Revision and an estimate of the incremental increased cost to Landlord to complete Landlord's Work as a result of such Tenant Revision, as reasonably determined by Landlord. Tenant shall approve or disapprove the estimate within five (5) days after receipt of such estimate. In the event Tenant shall approve any such estimate, any delays resulting from a Tenant Revision shall be deemed a Tenant Delay and Tenant shall be solely responsible for any increased cost to complete Landlord's Work resulting from a Tenant Revision and all such costs shall be paid by Tenant to Landlord within thirty (30) days after rendition of a bill therefor. If Tenant shall fail to respond within such five (5) day period, then a Tenant Revision shall be deemed withdrawn. Notwithstanding Tenant's approval or disapproval of Landlord's estimate with respect to a Tenant


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        Revision, Tenant shall be responsible for all professional fees associated with Landlord's review of a Tenant Revision and the preparation of Landlord's estimate(s) and revised construction documents in connection therewith.

        For all purposes hereof, "LANDLORD DELAY" means the delay in the Substantial Completion of Tenant's Work to be the extent caused by or arising out of or in connection with any of the following:

                        (i) Landlord's direction that Tenant delay in proceeding
                with any segment or part of Tenant's Work (except under circumstances where the basis for such direction is the fact that Tenant must rectify an error in Tenant's Work that is not otherwise attributable to Landlord); or

                        (ii) the performance of work by any person, or entity
                employed or hired by Landlord or on behalf of Landlord that actually delays Tenant in the completion of Tenant's Work, provided that if Tenant shall be aware of any such delay, Tenant shall immediately notify Landlord thereof and Landlord fails to remedy any such delay by the end of the second (2nd) day following receipt of Tenant's notice of any such delay; or

                        (iii) any acts or omissions of Landlord or of any
                Affiliate of Landlord that actually delay Tenant in the completion of Tenant's Work (except in connection with the exercise of any of Landlord's rights expressly set forth in this Lease and/or the Work Letter), provided that if Tenant shall be aware of any such delay, Tenant shall immediately notify Landlord thereof and Landlord fails to remedy any such delay by the end of the second (2nd) day following receipt of Tenant's notice of any such delay; or

                        (iv) any breach of any of the terms of this Lease by
                Landlord, including, without limitation, the funding of the Allowance subject to and in accordance with the terms and conditions of this Lease, that actually delays Tenant in substantially completing Tenant's Work provided that if Tenant shall be aware of any such delay, Tenant shall immediately notify Landlord thereof and Landlord fails to remedy any such delay by the end of the second (2nd) day following receipt of Tenant's notice of any such delay; or

                        (v) the non-completion of Landlord's Work as of the date
                on which the concrete deck for the fifth (5th) floor of the Building is installed and Tenant commences the performance of Tenant's Work if and to the extent any such delay would not have occurred had Landlord's Work been Substantially Completed as of such date and Tenant has endeavored, in good faith, to use good construction practice, but at no additional cost to Tenant, to complete Tenant's Work as expeditiously as reasonably possible under the circumstances and notwithstanding such non-completion of Landlord's Work as of the date on which the concrete deck for the fifth (5th) floor of the Building is installed, provided that if Tenant


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                shall be aware of any such delay, Tenant shall immediately notify Landlord thereof.

        Without limiting any provisions of this Lease, any dispute between the parties as to whether a Tenant Delay or Landlord Delay has occurred or the amount of such delay shall be subject to arbitration pursuant to
        Section 7.3 hereof.

        The parties shall execute an acknowledgment that Landlord's Work and/or the Minimum Landlord's Work has been completed (or deemed to be completed) and that the Common Areas are accessible and reasonably usable (or deemed to be accessible and reasonably usable) and that the Commencement Date has occurred, as soon as reasonably practicable thereafter. Neither Landlord's failure to request, nor Tenant's failure to execute, such agreement shall affect the Commencement Date. Landlord shall provide Tenant (i) notice not less than one hundred twenty (120) days prior to the date that Landlord anticipates Landlord shall Substantially Complete Landlord's Work ("LANDLORD'S FIRST SUBSTANTIAL COMPLETION ESTIMATE NOTICE") and (ii) a second notice to Tenant ("LANDLORD'S SECOND SUBSTANTIAL COMPLETION ESTIMATE NOTICE") not less than thirty (30) days prior to the date that Landlord anticipates Landlord shall Substantially Complete Landlord's Work, in each case without taking into account any acceleration of the date Landlord's Work shall be deemed to have been Substantially Complete as a result of one or more Tenant Delays. The Initial Term shall terminate on the twentieth
        (20th) anniversary of the Commencement Date. Reference in this Lease to "LEASE YEAR" shall mean each successive twelve (12) month period during the Term (as defined herein) commencing on January 1 and ending December 31 (or such other twelve (12) month period as shall be reasonably designated by Landlord), provided that the first Lease Year shall begin upon the Commencement Date and end on December 31 of the calendar year in which the Commencement Date occurs, and the last Lease Year shall end on the last day of the Initial Term or the last day of the last exercised Option Period (as defined herein) hereunder. "TERM" as used herein shall mean the Initial Term and all validly exercised Option Periods.

2.2 Access Prior to Commencement Date. Until the earlier of (i) the Commencement Date and (ii) the date on which a termination notice is served by either Landlord or Tenant pursuant to Section 54 hereof, and subject to all applicable laws and ordinances, Tenant shall be entitled to maintain an office either within the Development or at a location suitable therefor reasonably acceptable to Landlord and Tenant, or, at Landlord's election, on the surface parking area (if any) adjacent to said Development, all at no cost to Tenant for Monthly Base Rent, Common Area Expenses or real property taxes (as such terms are defined herein), for its pre-opening and construction period activity. Tenant shall be entitled to hang a banner or other signage in the Development, subject to compliance with applicable laws, regulations, permits, approvals, ordinances, the Condominium Documents (if applicable) and the CC&R and subject to Landlord's prior approval of all Signage Approval Factors (as defined herein). Such office shall be deemed to constitute a part of the Premises for all purposes (including, without limitation, Article 19 hereof (Indemnification) and Article 20 hereof (Insurance) and Tenant's obligation to pay for utilities), but Tenant shall not be required to pay Monthly Base


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        Rent, Common Area Expenses or real property taxes with respect thereto.
        If Landlord makes available the surface parking area for the purpose of such temporary office, it shall be Tenant's obligation, at its sole cost, to provide a trailer for Tenant's use on such parking area and to pay all costs and expenses and bear all liabilities associated therewith.

3.      Options to Extend.

        Landlord hereby grants to Tenant three (3) successive options (each an "OPTION" and collectively, the "OPTIONS") to extend the term of this Lease, each for a one hundred sixty-eight (168) month period (each an "OPTION PERIOD" and, collectively, the "OPTION PERIODS"), upon the same terms and conditions as those set forth in this Lease for the Initial Term (except that no options to extend other than the Options are granted). In order to exercise an Option, Tenant must give notice to Landlord of its intention to exercise the applicable Option on or before the date (the "OPTION DATE") which is six (6) months prior to the end of the Initial Term or the previous Option Period, as applicable; provided, however, that it shall be a condition precedent to the exercise of each Option that Tenant shall not be in Default as of the respective Option Date. Tenant's election not to exercise an Option, or the passage of an Option Date without exercise of the subject Option, shall thereby terminate the subsequent Option or Options. The Options are personal to Tenant and may not be assigned except in connection with a permitted assignment of Tenant's interest in this Lease. Landlord shall deliver to Tenant a notice reminding Tenant of Tenant's right to exercise an Option not more than six (6) months and not less than thirty (30) days prior to the date Tenant may first exercise an Option, provided that in no event shall Landlord's failure to deliver such notice impose any liability on Landlord's part; however if Landlord fails to deliver such notice the time for Tenant's exercise of an Option shall be extended, if necessary, to the date which is thirty (30) days from the date of delivery of such notice from Landlord.

4.      Membership.

        Tenant agrees to provide both daily passes and membership on the following terms and conditions set forth in this Article 4. In addition, all Club daily passes and memberships shall be subject to the nondiscriminatory rules and regulations promulgated by Tenant for use of the Club.

4.1 Hotel Guests. Tenant shall permit room guests of the to-be constructed hotel in the Development, currently contemplated to be operated as a Rosewood Hotel (such hotel (which, for purposes of this Lease, shall include any extended stay or time share facilities operated in connection therewith or otherwise by Landlord, the operator thereof or a successor or assign of either), the "PRIMARY HOTEL", and such room guests of such hotel (including such extended stay component), the "PRIMARY HOTEL GUESTS"), to have access to the Club to use the facilities therein at such times as the Club is open for business in consideration for a daily fee payment not to exceed seventy-five percent (75%) of the then applicable daily fee payment for room guests of other hotels (other than the Primary Hotel) to have access to the Club to use the facilities therein or a monthly fee payment pursuant to a separate written agreement between the owner of the Primary Hotel and Tenant (the "ATHLETIC CLUB FEE"), a copy of which Tenant shall promptly deliver to


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        Landlord.The operator of the Primary Hotel shall pay the Athletic Club
        Fee to Tenant on a monthly basis as provided in this Section 4.1. Tenant shall issue the operator of the Primary Hotel a bill for each monthly Athletic Club Fee ("PRIMARY HOTEL BILL") payable on the later to occur of the tenth (10th) day of each calendar month and the tenth (10th) day following the receipt of the Primary Hotel Bill by the Primary Hotel. If the operator of the Primary Hotel does not pay in full the Primary Hotel Bill within thirty (30) days from its receipt of the Primary Hotel Bill, then, in such event, Tenant may deliver a termination notice to the operator of the Primary Hotel terminating the right of the Primary Hotel and Primary Hotel Guests to use the Club until payment in full of all amounts due. Such termination notice shall be delivered by Tenant and be effective five (5) days following delivery of such notice to the operator of the Primary Hotel. In the event the Primary Hotel shall fail to perform any of the terms and conditions contained in this Section 4.1 on its part to be performed, Landlord shall be under no obligation or liability whatsoever to Tenant; provided, however, that until such time as Tenant and the Primary Hotel shall have entered into an agreement with respect to this Section 4.1 (the "ATHLETIC CLUB AGREEMENT"), a copy of which Tenant shall promptly deliver to Landlord, (a) Landlord shall reasonably cooperate with Tenant in seeking to obtain the performance of the Primary Hotel with respect to such applicable terms and conditions of this Section 4.1 and (b) so long as Landlord or an Affiliate (as defined herein) of Landlord is the owner of the Primary Hotel, Landlord shall pay to Tenant the portion(s) of any Primary Hotel Bill which the operator of the Primary Hotel does not pay to Tenant in full in accordance with this Section 4.1 within thirty (30) days after Landlord's receipt of the applicable Primary Hotel Bill and a statement describing in reasonable detail the portion(s) thereof which remain due. Without limiting any provisions of this Lease, any dispute between Landlord and Tenant as to any Primary Hotel Bill shall be subject to arbitration pursuant to Section 7.3 hereof. For purposes of this Section 4.1, "AFFILIATE" shall mean a Person (as defined herein) which shall (1) control (as defined herein), (2) be under the control of, or (3) be under common control with the Person in question.

4.2 Performance by Primary Hotel. If the Primary Hotel shall default in any of the Primary Hotel's obligations under Section 4.1 hereof, or there shall exist a bona fide dispute with the Primary Hotel under Section 4.1 hereof and Tenant notifies Landlord in writing that Tenant has previously notified the Primary Hotel of such dispute and that such default or notice has been disregarded or not reasonably satisfactorily acted upon, then upon Tenant's request and provided Tenant is not in default under this Lease, Landlord shall use reasonable efforts to enforce Landlord's rights under the hotel management agreement with the Primary Hotel (the "HOTEL MANAGEMENT AGREEMENT") for Tenant's benefit, including, without limitation, giving notices, claims and demands to and on the Primary Hotel. Tenant shall reimburse Landlord for all costs incurred in connection with the enforcement of such rights. Notwithstanding the foregoing, Landlord shall have no obligation to commence any action at law or in equity to obtain any relief sought by Tenant by reason of the Primary Hotel's breach of the Primary Hotel's obligations under Section 4.1 hereof. If, after request from Tenant, Landlord shall fail or refuse to take appropriate action for the enforcement of Landlord's rights against the Primary Hotel with respect to Section 4.1 hereof, Tenant shall have the right to take such action in


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        Tenant's own name, and for such purpose and only to such extent, all of the rights of Landlord under the Hotel Management Agreement are hereby conferred upon and conditionally assigned to Tenant and Tenant hereby is subrogated to such rights to the extent that the same shall apply to
        Section 4.1 hereof; provided, however, that (i) Tenant shall only have such rights if Tenant shall not be in default under this Lease and (ii) Landlord shall have the right to require Tenant to discontinue such action if in the reasonable opinion of Landlord such action may cause a default, cancellation, forfeiture or termination of the Hotel Management Agreement or any Senior Interest. If any such action against the Primary Hotel in Tenant's name shall be barred by reason of lack of privity, non-assignability or otherwise, Tenant may take such action in Landlord's name provided Tenant has obtained the prior consent of Landlord, and that copies of all papers and notices of all proceedings shall be promptly given to Landlord so that Landlord may be kept fully informed in respect thereof.

4.3 Residential Occupants. Tenant agrees that all applications for membership in the Club submitted by the residential occupants and their families at the Development shall be automatically and promptly accepted provided that each such individual shall observe the rules and regulations reasonably promulgated by Tenant from time to time with respect to the use of the Club which rules and regulations shall be consistent with the rules and regulations customarily promulgated by operators of first-class coed athletic clubs and shall not be enforced in a discriminatory manner.

4.4 Other Occupants. Subject to availability, Tenant agrees that all applications for membership in the Club submitted by employees or principals of any of the tenants in the Development shall be automatically and promptly accepted provided that each such individual shall observe the rules and regulations reasonably promulgated by Tenant from time to time with respect to the use of the Club which rules and regulations shall be consistent with the rules and regulations customarily promulgated by operators of first-class coed athletic clubs and shall not be enforced in a discriminatory manner.

5.      Rent.

        Rent shall be calculated and payable as follows:

5.1 Annual Base Rent. During the Initial Term Tenant agrees to pay Landlord annual base rent for the Premises (the "ANNUAL BASE RENT") at the rate of Two Million Seven Hundred Fifty Thousand and 00/100 Dollars ($2,750,000.00) per annum (the "INITIAL ANNUAL BASE RENT AMOUNT"). In addition to Annual Base Rent, Tenant agrees to pay as "ADDITIONAL RENT" (sometimes referred to as "ADDITIONAL RENT") all other charges payable by Tenant pursuant to the terms of this Lease. Annual Base Rent together with all such additional rent is collectively referred to herein as "RENT". Tenant shall pay Annual Base Rent and, except as provided otherwise herein, Additional Rent, in equal monthly installments on the first day of each month (each such equal monthly installment of Annual Base Rent is referred to herein as "MONTHLY BASE RENT"). If for any reason the Initial Term (or any Option Period) commences or ends on a day other than the first day of a calendar month (other than a termination resulting from a Default), then Rent for the first month and for the last month of the Term shall be prorated in the proportion that the number of days during the first and last months of the Term bears to the actual number of days in such months. All Rent shall be paid to Landlord, without prior demand or notice, in lawful money of the United States of America, at such place as Landlord may from time to time reasonably designate in writing and shall be due and payable on the first day of each month. Rent shall be paid to Landlord on the date due without notice or demand, and without abatement, deduction or set-off except as otherwise expressly set forth in this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than the Annual Base Rent or Additional Rent, nor shall any endorsement or statement on any check or in any letter accompanying any check or payment, as Annual Base Rent or Additional Rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Annual Base Rent and Additional Rent or pursue any other remedy provided in this Lease or by law.

6.      Club Name.

        Tenant shall be entitled to operate the Club under the name "The Sports Club/Boston," although Tenant has no obligation to use such name. Tenant shall not use the name "Millennium" or the name of the Primary Hotel in the operating name of the Club. If Tenant shall not operate the Club under the operating name "The Sports Club/Boston" or under an operating name which incorporates the phrase "Sports Club/LA" in conjunction with a geographic designation with respect to the city in which the Club is located or such other operating name to which a substantial number of then existing comparable athletic club facilities operated by Tenant and affiliates of Tenant are being operated under, the operating name of the Club shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed.

7.      Common Area Expenses/Operating Expenses.

7.1 Definition. Commencing upon the Commencement Date, Tenant shall pay, in addition to Monthly Base Rent, all assessments and charges which are assessed against or incurred in connection with the Premises and/or the Common Areas, all assessments and charges which are assessed against or incurred in connection with the CC&R which are reasonably allocable to the Premises and/or the Common Areas and all charges assessed with respect to the Premises by the Condominium Association (collectively, "COMMON AREA EXPENSES"). If at any time during the Term the Premises shall not be subject to a condominium form of ownership, then in lieu of paying charges assessed by the Condominium Association, Tenant shall pay to Landlord Tenant's Share (as defined herein) of Operating Expenses (as defined herein). "OPERATING EXPENSES" shall mean all costs incurred by Landlord (except as hereafter defined) in connection with the operation of the Development for each successive twelve (12) month period (as designated by Landlord) occurring in whole or in part during the Term (and any renewals). Tenant hereby acknowledges that Operating Expenses shall include the following costs (by way of illustration, but not limitation): real property taxes and assessments and any taxes or assessments hereafter imposed in lieu thereof with respect to the Building, including the Common Areas; water and sewer charges; dues and fees paid to civic organizations and associations in which Landlord is a member in the jurisdiction in which the Building is located, provided that it is then customary for landlords of similar buildings to be members of such organizations and associations and to charge tenants any such dues and fees by means of operating expenses or otherwise; accounting fees; legal fees; management fees with respect to the Development, (not in excess of four percent (4%) of the total revenue derived by Landlord from Landlord's operation of the Development and not in excess of the management fees which are included as an operating expense or otherwise in the other leases for commercial space in the Building between Landlord and other commercial tenants of the Building); utilities; janitorial services; parking patrol; labor; utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from, statutes or regulations or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building, including the Common Areas; the cost in excess of net insurance and condemnation proceeds of any capital improvements (amortized over such period as Landlord shall determine together with interest at the rate actually incurred by Landlord from a third party lender on the unamortized balance) made to the Building, including the Common Areas, but only if incurred by Landlord (i) to comply with any governmental law, rule or regulation which may become effective after the date of this Lease or any CC&R (other than in connection with the initial construction of the Development by Landlord (exclusive of Tenant's Work and/or any Tenant Revision)), or (ii) where the present value of the projected costs of the improvement (including, original purchase cost, installation and subsequent repairs and replacements) is less than the present value of the amount reasonably anticipated to be saved with respect to the applicable component(s) of Operating Expense(s) or Common Area Expense(s), as applicable, payable by Tenant subject to and in accordance with this Article 7 as the result of such capital improvement over the remainder of the Initial Term or an exercised Option Period, as applicable; supplies; materials; equipment; tools; payroll expenses; rental of personal property used in the maintenance and other upkeep of the Building (to the extent related to the Premises and/or the Common Areas (e.g., those service facilities and/or areas of the Building which are used to provide Building services to the Premises and/or the Common Areas or used in connection with the operation and maintenance of the Premises and/or the Common Areas)), including the Common Areas; costs and expenses of gardening, landscaping and irrigation; maintenance of signs; personal property taxes levied on or attributable to personal property used in connection with the Building (to the extent related to the Premises and/or the Common Areas (e.g., those service facilities and/or areas of the Building which are used to provide Building services to the Premises and/or the Common Areas or used in connection with the operation and maintenance of the Premises and/or the Common Areas)), including the Common Areas; reasonable audit or verification fees in connection with this Article 7; and costs and expenses (whether or not capitalized) of repairs, resurfacing, maintenance, painting, lighting, cleaning, steam cleaning, refuse removal, parking patrol, sweeping, sealcoating, restriping and similar items to the extent includable in Operating Expenses or Common Area Expenses, as applicable, subject to and in accordance with this
        Article 7.

        Operating Expenses and Common Area Expenses, as applicable, shall not include: depreciation of any kind, including on any buildings or parking structures located within the Development or on any equipment; construction costs incurred in improving or modifying space for new tenants of the Development or renovating space vacated by any tenant; any costs which are reimbursable by (i) tenants of the Development (other than through their payment of Operating Expenses and/or Common Area Expenses, as applicable), (ii) other third parties, or (iii) proceeds of insurance; Landlord's executive salaries; real estate brokers' commissions; or principal or interest on any indebtedness (except as specifically permitted above).

7.2 Exclusions. In addition to the exclusions from Operating Expenses and Common Area Expenses set forth in Section 7.1 hereof, Operating Expenses and Common Area Expenses shall not include the following:

                (1) the cost of capital expenditures except for those specifically described in Section 7;

                (2) costs incurred with respect to goods or services (including utilities, capital improvements, maintenance and repair) supplied to the Common Areas to the extent that such goods or services are designed for the exclusive or primary use or benefit of another tenant or tenants (provided that if such goods or services are for the primary use or benefit of another tenant or tenants, the cost thereof shall be included in Operating Expenses and Common Area Expenses, as applicable, to the extent it is fair and equitable to do so);

                (3) costs incurred to the extent that such costs are reimbursed by insurance;

                (4) any ground lease or master lease payments;

                (5) legal fees incurred by Landlord in connection with (1) the preparation, negotiation and enforcement of leases, subleases and lease renewals, (2) the purchase or transfer or disposition of all or any part of the Development or any interest therein and (3) any financing or refinancing with respect to the Development;

                (6) all leasing costs with respect to the Development, including hard and soft costs of tenant improvements and preparation of any premises, tenant concessions, advertising costs and brokerage commissions;

                (7) costs of purchasing or installing artwork or signage (it being agreed that the cost of any such signage that identifies the Development may be included within Common Area Expenses and Operating Expenses, as applicable);

                (8) costs of any rental or lease of equipment or capital items that if purchased (whether outright or financed) would otherwise be excluded from Operating Expenses or Common Area Expenses, as applicable;

                (9) costs paid to Affiliates of Landlord in excess of market rates;

                (10) fines, penalties, late payment charges, and interest thereon, and other amounts imposed in lieu thereof, the payment of which is attributable to Landlord's failure to act in a commercially reasonable manner;

                (11) costs to the extent arising from or relating to the negligence or willful misconduct of Landlord or Landlord's agents, principals, employees, licensees or Affiliates;

                (12) Landlord's general overhead and general administrative expenses;

                (13) costs for repair or maintenance covered by warranties or service contracts (however, the costs of the warranties or service contracts shall be includable in Common Area Expenses and Operating Expenses, as applicable);

                (14) expenditures required by Landlord's failure to comply with laws, regulations or orders, which are required to be complied with by Landlord under this Lease (except to the extent expressly permitted in Section 7.1 hereof);

                (15) costs to repair latent or patent defects with respect to the Development or Landlord's Work;

                (16) costs incurred due to the violation by Landlord or any other occupant of the Development of the terms or conditions of any lease;

                (17) costs arising from or relating to the presence of Hazardous Materials (as defined herein) in or about the Development;

                (18) any costs associated with the initial construction of the Development and failure by Landlord to construct the Development in accordance with applicable legal requirements as of the date Landlord shall Substantially Complete Landlord's Work (exclusive of any such costs arising out of Tenant's Work and/or any Tenant Revision);

                (19) insurance premiums, but only if and to the extent Landlord is reimbursed for the cost thereof by Landlord's insurers;

                (20) bad debt expenses resulting from Landlord's negligence or improper acts;

                (21) costs of charitable or political contributions and fees and dues paid to trade associations (other than as provided in Section 7.1 hereof);

                (22) any cost payable by Tenant pursuant to other Sections of this Lease; and

                (23) any Operating Expenses or Common Area Expenses, as applicable, reasonably allocable to any parking structure located within the Development.

7.3 Building Insurance. Except for Landlord's cost of the all-risk property insurance for the Improvements, as addressed in Section 20.4 hereof, if Landlord's cost of obtaining Landlord's Insurance (as defined herein) for the Property and/or the Building and the operations thereof exceeds the cost of obtaining such insurance for the first twelve (12) months following the Commencement Date, Tenant shall pay to Landlord, in a manner similar to this Section 7.3 within thirty (30) days after being billed therefore, an amount equal to Tenant's Share of such increased cost.

        "TENANT'S SHARE" shall mean a percentage equal to the quotient obtained by dividing the Floor Area of the Premises (subject to Section 7.6 hereof) by the total number of square feet of Floor Area in the other tenantable portions of the Development as of the date of the Actual Statement (as defined herein) for the applicable Lease Year. Landlord and Tenant acknowledge that at this time it is not possible to determine the equitable allocation of all components of Operating Expenses or Common Area Expenses, as applicable. Accordingly, Landlord shall use commercially reasonable efforts from time to time (i) to equitably adjust Tenant's Share of some or all of the components of Operating Expenses to a percentage other than that which would be arrived at by the methodology hereinbefore described for the determination of Tenant's Share, so as to ensure that (a) Tenant will pay Tenant's equitable share of Operating Expenses and (b) if and to the extent applicable and the same shall not result in an increase in the payment of Common Area Expenses or Operating Expenses, as applicable, by Tenant in accordance with this Article 7, the methodology employed by Landlord to determine Tenant's equitable share of Operating Expenses is substantially consistent with the methodology employed in connection with that certain lease between an Affiliate of Landlord, as landlord and an Affiliate of Tenant, as tenant, for certain space in New York, New York (the "NEW YORK ATHLETIC CLUB LEASE") for calendar years 1996 and 1997 or (ii) to equitably adjust some or all of the components of Common Area Expenses, so as to ensure that Tenant will pay Common Area Expenses in accordance with the methodology hereinbefore described in Section 7.1 hereof and, if and to the extent applicable and the same shall not result in an increase in the payment of Common Area Expenses or Operating Expenses, as applicable, by Tenant in accordance with this Article 7, the methodology employed in connection with the New York Athletic Club Lease for calendar years 1996 and 1997 (it being agreed and acknowledged that in each instance in which the methodology employed in connection with this Lease shall contradict or be inconsistent with the aforementioned methodology employed in connection with the New York Athletic Club Lease, such aforementioned methodology employed in connection with the New York Athletic Club Lease shall prevail and govern if and to the extent applicable and such employment shall not result in an increase in the payment of Common Area Expenses or Operating Expenses, as applicable, by Tenant in accordance with this Article 7.) In the event Tenant shall dispute Landlord's determination as to the equitable allocation of any component of Operating Expenses or Common Area

        Expenses, as applicable, and if Landlord and Tenant shall have been unable to resolve such dispute, within thirty (30) days following the date that Tenant shall have notified Landlord of such dispute, then, provided that Tenant shall pay all such amounts as billed by Landlord on or before the due dates for payment, Tenant may submit such dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the AAA and the following provisions hereof within ten (10) days next following the giving of any notice by Tenant to Landlord stating that it wishes such dispute to be determined by arbitration. Landlord and Tenant shall each give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice within ten
        (10) days after Landlord's receipt of Tenant's arbitration notice. If either party shall fail to give notice of such designation within said ten (10) days, then the arbitrator to be chosen by such party shall be chosen in the same manner as hereinafter provided for the appointment of the third arbitrator in the case where the two arbitrators chosen hereunder are unable to agree upon such appointment. The two arbitrators shall designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of a third arbitrator within ten (10) days after the designation of the second arbitrator, then either party may apply to the American Arbitration Association or any successor organization thereto ("AAA") for the designation of such arbitrator; provided, however, nothing contained herein shall be construed to require submission of any dispute to the AAA. All arbitrators shall be persons who shall have had at least ten (10) years experience in the business of operating or managing commercial real estate in Boston, Massachusetts and shall not be affiliated with either Landlord or Tenant. The three arbitrators shall conduct such hearings as they deem appropriate in accordance with the Commercial Arbitration Rules of the AAA, making their determination in writing and giving notice to Landlord and Tenant of their determination within ten (10) days, if at all possible, after the designation of the third arbitrator; the concurrence of any two of said arbitrators shall be binding upon Landlord and Tenant. Any award of the arbitrators shall be limited to the determination as to whether Landlord made an equitable allocation of the component(s) of Operating Expenses or Common Area Expenses, as applicable which are the subject of such dispute. If it is determined that Landlord has not equitably allocated a component(s) of Operating Expenses or Common Area Expenses, as applicable, then the arbitrators shall determine the equitable allocation thereof. The determination in any arbitration held pursuant to this Section 7.3 shall be final and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this
        Section 7.3, and each party shall pay the fees and expenses of the one of the two (2) original arbitrators appointed by or for such party and the fees and expenses of the third arbitrator shall be shared by the parties equally; it being agreed that (1) if it shall be determined in the arbitration that Landlord has not equitably allocated a component(s) of Operating Expenses or Common Area Expenses, as applicable, and as a result thereof Tenant shall have made an overpayment of Operating Expenses or Common Area Expenses, as applicable, by more than five percent (5%), then, Landlord shall pay the reasonable actual out-of-pocket cost of the arbitration proceeding incurred by Tenant not to exceed $7,500.00, and the amount of any such overpayment shall be credited against the next installment (or installments if the credit exceeds the amount of the next installment) of Monthly Base Rent due under this Lease and if the amount of the credit exceeds the amount of the subsequent installment(s) of Monthly Base Rent due under this Lease, the excess shall be refunded to Tenant within thirty (30) days after the aforementioned arbitration determination with interest thereon at the Prime Rate (as defined herein) from the date of such overpayment, and (2) if it shall be determined in the arbitration that Landlord has equitably allocated the components of Operating Expenses or Common Area Expenses, as applicable, then, Tenant shall pay the reasonable actual out-of-pocket cost of the arbitration proceeding incurred by Landlord not to exceed $7,500.00 and if it shall be determined in the arbitration that Tenant shall have made an underpayment of Operating Expenses or Common Area Expenses, as applicable, Tenant shall pay to Landlord the amount of any such underpayment within thirty (30) days after the aforementioned arbitration determination with interest thereon at the Prime Rate from the date of such underpayment.

7.4 Statements. As soon as possible after the beginning of the Initial Term, Landlord shall give to Tenant a statement estimating the Common Area Expenses or Operating Expenses, as applicable for the first Lease Year. Thereafter, Landlord shall give Tenant, prior to the expiration of each Lease Year, a statement estimating the Common Area Expenses or Operating Expenses, as applicable for the following Lease Year. The estimated Common Area Expenses or Operating Expenses, as applicable, shall be the applicable estimated amounts described in this Section 7. The estimated Common Area Expenses or Operating Expenses, as applicable, shall be divided into twelve (12) equal monthly installments (or, as to the first and last Lease Year, divided by the number of calendar months in such Lease Year), and Tenant shall pay to Landlord Tenant's monthly installment of such Common Area Expenses or Operating Expenses, as applicable, on the first day of each month during the Term as additional rent. If, in any Lease Year, the actual Common Area Expenses or Operating Expenses, as applicable, are less than the estimated payments made by Tenant for such Lease Year, as evidenced in Landlord's statement (the "ACTUAL STATEMENT") of actual Common Area Expenses or Operating Expenses, as applicable, for such Lease Year (which Landlord shall deliver to Tenant within ninety (90) days after the expiration of each Lease Year), then any overpayment made by Tenant on the monthly installment basis shall be credited towards the next monthly installment(s) falling due and the estimated monthly installments of Common Area Expenses or Operating Expenses, as applicable, shall be adjusted to reflect such lower amounts. Similarly, if, in any Lease Year, the actual Common Area Expenses or Operating Expenses, as applicable, are greater than the estimated payments made by Tenant for such Lease Year as evidenced in the Actual Statement for such Lease Year, then Tenant shall pay the amount of such difference to Landlord within thirty (30) days after invoice; provided, however, that if the amount due exceeds 1/2 of Monthly Base Rent then in effect, Tenant may pay such amount in thirty (30) day installments with each installment in the amount of the lesser of the remainder due or 1/2 of the Monthly Base Rent then in effect. Notwithstanding that the Term may have terminated or expired and Tenant has vacated the Premises, when the final determination is made of the actual Common Area Expenses or Operating Expenses, as applicable, for the last Lease Year, Tenant shall immediately pay to Landlord any increase due over the estimated Common Area Expenses or Operating Expenses, as applicable, paid by Tenant and, conversely, any overpayment made in the event actual Common Area Expenses or Operating Expenses, as applicable, decrease, shall be rebated by Landlord to Tenant within thirty (30) days after such determination. The foregoing provision shall survive the expiration or earlier termination of this Lease.

7.5 Audit. Upon prior notice, but not more frequently than once each Lease Year, Tenant shall have the right to examine Landlord's books and records with regard to Common Area Expenses or Operating Expenses, as applicable, during normal business hours. If Tenant disputes the amount of Common Area Expenses or Operating Expenses, as applicable, set forth in any Actual Statement delivered by Landlord or otherwise paid by Tenant, Tenant must notify Landlord of such dispute in writing within three (3) months following Tenant's receipt of the Actual Statement. Tenant's failure to notify Landlord of a dispute within said three (3) month period shall be deemed Tenant's acceptance and approval of the accuracy of the Actual Statement. Provided Tenant has timely given the required dispute notice and has paid the amounts claimed to be due under the Actual Statement (including the disputed amount), Tenant shall have the right, to be exercised, if at all, not later than three (3) months after the date Tenant gave the dispute notice, to cause Landlord's books and records with respect to the relevant Lease Year to be audited by a certified public accountant, or by another Tenant representative mutually acceptable to Landlord and Tenant. The amounts payable under
        Section 7.4 hereof by Landlord to Tenant or by Tenant to Landlord, as the case may, be shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for further refund by Landlord to Tenant in excess of five percent (5%) of the Common Area Expense payments or Operating Expense payments, as applicable, previously made by Tenant for such Lease Year, Landlord shall pay for the reasonable cost of the audit not to exceed $7,500.00; otherwise, Tenant shall pay for the cost of the audit. Notwithstanding the foregoing, if any audit conducted by Tenant discloses that Landlord over-reported Common Area Expenses or Operating Expenses by more than five percent (5%) for the period covered by the audit, then Tenant shall be entitled to audit Common Area Expenses or Operating Expenses, as applicable, for all preceding years as to which records are available. Landlord shall be obligated to maintain said records for sixty (60) months (but for no such longer period of time) after the end of each Lease Year except if a dispute with respect thereto is then pending under Section 7.3 hereof.

7.6 Notwithstanding anything to the contrary contained herein, if in any Lease Year during which Tenant shall be paying Operating Expenses the total Floor Area of buildings in the Development which are tenantable is not fully occupied, then the Operating Expenses for such Lease Year shall be deemed to be an amount that would be incurred if such total Floor Area were occupied for such Lease Year, but in no event shall Tenant be required to pay more than ninety-five percent (95%) of the actual Operating Expenses.

7.7     Cost Abatement

        Provided that Tenant shall not then be in default of any of Tenant's obligations under this Lease (following notice thereof), Tenant shall be entitled to an aggregate credit of

$833,333.33 to be applied against (i) the monthly installments of Common Area Expenses or Operating Expenses, as applicable, payable by Tenant in accordance with this Section 7, (ii) the installments of Taxes (as hereinafter defined) payable in accordance with Section 12 hereof and (iii) the sums payable by Tenant in accordance with Section 36 hereof for use of parking spaces located at the Development.

8.      Use.

8.1 Permitted Use. Subject to the terms and provisions of Section 8.2 hereof, the Premises shall be used exclusively for a first-class coed athletic club operated by an operator with first-class expertise, reputation and experience, and Tenant shall not use or permit the Premises to be used for any other purpose, or by an operator other than Tenant or an Affiliate of Tenant, without the prior consent of Landlord, which may be withheld in the sole and absolute discretion of Landlord. As used herein, "FIRST-CLASS" shall mean comparable to other athletic clubs with comparable facilities operated by Tenant or Tenant's Affiliates as of the date hereof. As a part of the athletic club operated from the Premises, but subject to the terms and provisions of
        Section 8.2 hereof, Tenant shall be entitled to use portions of the Premises for uses complementary to an athletic club (but only in support of Tenant's primary operation as an athletic club), such as a pro shop, child care facility, delicatessen, so long as the type and quality of such complementary uses are consistent with the services offered in other first-class athletic clubs; provided, however, no food or beverages (other than primarily for consumption at the Premises) shall be sold from the Premises. Any complementary uses may be achieved through a license, which license shall (i) be subject to all terms and conditions of this Lease but shall not otherwise require Landlord's prior approval and (ii) other than with respect to the complimentary uses in the Reebok Sports Club/New York as of the date hereof, not conflict with an exclusive use granted by Landlord to any then current tenant or any future tenant or occupant of the Development of which Landlord has advised Tenant.

8.2     Compliance with Laws.

                (1) Tenant shall not use or occupy the Premises in violation of
        (a) law or the certificate of occupancy issued for the Improvements or the Building, (b) any condominium master deed or declaration of trust, offering plan, by-laws, house rules, and other requirements, instruments or declarations (collectively the "CONDOMINIUM DOCUMENTS") now or hereafter ratified by any condominium association or equivalent or the trustees of any condominium association (collectively, the "CONDOMINIUM ASSOCIATION") having jurisdiction over the Premises, (c) any private covenants, conditions or restrictions or reciprocal easement agreements (collectively, the "CC&R") which may now or hereafter be recorded encumbering the Development or (d) any liquor license issued with respect to the Club, and shall, upon notice from Landlord, discontinue any use of the Premises which is in violation of law or of said certificate of occupancy, or is a violation of the Condominium Documents, the CC&R or said liquor license. Notwithstanding the foregoing, after the date hereof Landlord shall not amend or modify any existing CC&R or create new CC&R's or Condominium Documents which materially adversely affect any of Tenant's rights hereunder or materially increase its obligations hereunder (individually and collectively, a "CONSENT REQUIRED SENIOR INTEREST") unless Tenant approves the same. If Tenant has any objection to a Consent Required Senior Interest, Tenant shall notify Landlord of such objection (setting forth such objection in reasonable detail) within fifteen (15) business days after such Consent Required Senior Interest is delivered to Tenant. If Tenant fails to deliver a notice of objection within such period, such Consent Required Senior Interest shall be deemed approved by Tenant.

                (2) Tenant shall comply with any law or directive of any governmental authority having jurisdiction which by reason of the nature of Tenant's particular use or occupancy shall impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupancy thereof.

                (3) Tenant shall not do or permit to be done anything which will increase the cost of (unless Tenant pays such increased cost) or which will invalidate any fire, extended coverage or any other insurance policy covering the Improvements and/or property located therein or the Building. In the event Tenant does or permits anything to be done which increases the cost of any insurance maintained by Landlord hereunder, Tenant shall promptly, upon demand, as Landlord's sole remedy for such increase (but without limiting any other remedies that may be available to Landlord if the cause of such increase is otherwise violative of any provisions of this Lease), reimburse Landlord for such increase. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Development, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises; Landlord, however, acknowledges that certain noise and vibration are incident to Tenant's use of the Premises, and that to the extent the same shall not exceed noise levels generated by other athletic clubs in similar types of buildings and shall not otherwise exceed the legally permissible decibel levels, the same shall not constitute a nuisance for the purposes hereof.

                (4) Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

                (5) Tenant shall be responsible for obtaining, at Tenant's sole cost and expense, all required licenses and/or permits authorizing the use of the Premises for an athletic club and Tenant's cooking operations with respect to the Club subject to and in accordance with this Lease and any other use permitted under this Lease being conducted in the Premises. Tenant shall furnish Landlord with copies of all such licenses and permits so that Landlord may be kept fully informed in respect thereof.

8.3     Hazardous Materials.

                (1) Tenant shall not use or permit any hazardous, toxic or radioactive materials ("HAZARDOUS MATERIALS") to be brought upon, kept or used in or about the Premises, the Improvements or any portion of the Development by Tenant, its agents, employees or contractors, unless such Hazardous Materials are necessary or useful to and customarily used in Tenant's business and will be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Materials. In addition, Tenant shall be entitled to use general office supplies, normal janitorial supplies, supplies used in maintaining its equipment and swimming pool supplies in a manner that complies with all laws regulating their use. If Tenant breaches the covenants and obligations set forth herein or, if the presence of Hazardous Materials on, in or about the Premises, the Improvements or any other portion of the Development caused or permitted by Tenant, its agents, employees or contractors results in contamination of the Premises, the Improvements or any other portion of the Development, then Tenant shall indemnify, defend and hold Landlord and the owner(s) and operator(s) of the Common Areas free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including diminution in the value of the Premises and/or the Common Areas, damages for the loss or restriction on use of rentable or useable space or of any amenity of the Premises, the Improvements or any other portion of the Development, and sums paid in settlement of claims, attorneys' fees and costs, consultants' fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification by Tenant of Landlord and the owner(s) and operator(s) of the Common Areas, includes any and all costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of such Hazardous Materials in, on or about the Premises, the Improvements or any portion of the Development, including the soil or ground water on or under the Development. The provisions of this Section 8.3(i) shall survive the expiration or earlier termination of this Lease.

                (2) Landlord shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Premises or any other portion of the Development by Landlord, its agents, employees or contractors unless such Hazardous Materials are used, kept and stored in a manner that complies with all laws regulating such Hazardous Materials. If Landlord breaches the covenants and obligations set forth herein or if contamination of the Premises or any other portion of the Development by Hazardous Materials otherwise occurs which is caused by Landlord or its agents, then Landlord shall indemnify, defend and hold Tenant free and harmless from and against any and all claims, judgments, damages (but not consequential damages), penalties, fines, costs and liabilities and losses (including any diminution in the value of the Club, and sums paid in settlement of claims, attorneys' fees and costs, consultants' fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification by Landlord of Tenant includes any and all costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of such Hazardous Materials in or about the Premises. The provisions of this
        Section 8.3(ii) shall survive the expiration or earlier termination of this Lease.

8.4     Restrictions.

        So long as this Lease remains in full force and effect and Tenant is operating a Club and facilities related to the operation of such Club in at least seventy-five percent (75%) of the Premises subject to Temporary Closures (as defined herein), Landlord hereby agrees that neither Landlord, nor any individual(s), firm or corporation controlled by, controlling or under common control with Landlord shall lease to, sublease to, consent to an assignment or sublease to, operate, own or become financially interested in, (i) any other Club within the Development, provided that an athletic club may be operated within the Primary Hotel not to exceed 840 square feet of Floor Area in the aggregate, or (ii) any tenant or occupant of the Development which provides spa services or operates a beauty salon within the Development provided Tenant is providing spa services in the Premises and/or operating a beauty salon in the Premises (a) subject to and in accordance with this Lease and subject to Temporary Closures (after a reasonable period of time after the Commencement Date to prepare the Premises for same) and (b) in a manner consistent with the typical standard of operation with respect thereto of a World Class Luxury Hotel (as defined herein) (the "HOTEL STANDARD"). For purposes of this Lease, "WORLD CLASS LUXURY HOTEL" means a five star luxury urban hotel in the United States as understood in the hotel industry.

9.      Notices.

        All notices, requests, consents, approvals, determinations and other communications required or permitted to be given hereunder must be in writing and may be given only by personal delivery, overnight delivery, facsimile transmission or by mail, and if given by mail shall be deemed sufficiently given only if sent by registered or certified mail, return receipt requested, to the following address of the party to receive such notice. Notices shall be deemed received if sent in compliance with the aforesaid requirements, upon actual receipt for notices given by personal delivery or facsimile and upon the earlier of actual receipt or three (3) business days after deposit of any notice in the United States mail if sent by registered or certified mail.


          If to Landlord:                   c/o Millennium Partners
                                            1995 Broadway, 3rd Floor
                                            New York, New York 10023
                                            Attention:  Chief Financial Officer
                                            Fax:  (212) 579-0662

          With a copy to:                   Battle Fowler LLP
                                            75 East 55th Street
                                            New York, New York 10022
                                            Attention: Eric R. Landau, Esq.
                                            Fax: (212) 856-7805

          If to Tenant:                     Washington D.C. Sports Club, Inc.
                                            11100 Santa Monica Boulevard
                                            Suite 300
                                            Los Angeles, California 90025
                                            Attention: Real Estate Dept.
                                            Fax: (310) 479-8879

          With a copy to:                   Resch Polster Alpert & Berger LLP
                                            10390 Santa Monica Boulevard
                                            Fourth Floor
                                            Los Angeles, California 90025
                                            Attention:  Ronald M. Resch, Esq.
                                            Fax:  (310) 552-3209

        Either party may specify a different address for notice purposes by notice to the other pursuant to this Article 9.

10.     Brokers.

        Landlord and Tenant each warrant to the other that such party has not had any dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that such party knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Lease. If Landlord or Tenant has dealt with any person or real estate broker or agent with respect to the transaction contemplated by this Lease, the party so dealing with such person or broker or agent shall be solely responsible for the payment of any fee due such person or broker or agent and such party shall hold the other free and harmless from and against any liability in respect thereto, including attorneys' fees and costs.

11.     Holding Over.

        If Tenant holds over after the expiration or earlier termination of this Lease without the express consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred twenty-five percent (125%) of the Monthly Base Rent in effect upon the date of such expiration or earlier termination (prorated on a daily basis), plus one hundred percent (100%) of the other elements of Rent, and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of Rent after such expiration or earlier termination shall not result in a renewal of this Lease. The foregoing provisions of this Article 11 are in addition to and do not affect Landlord's right of re-entry or any rights of Landlord hereunder or as otherwise provided by law.

12.     Taxes.

12.1 Payment. Commencing upon the Commencement Date, Tenant shall be liable for and shall pay to Landlord, as additional rent and in the manner hereinafter provided, all (i) real property taxes, (ii) personal property taxes, (iii) general and special assessments, (iv) water and sewer taxes, bonds, assessments and related charges, (v) excises, levies, license and permit fees and (vi) all other governmental charges, general and special, ordinary and extraordinary, of any kind and nature whatsoever, which at any time during or applicable to the Term may be assessed, levied, confirmed, imposed upon, or become due and payable out of or in respect of, or become a lien on the Premises, the Improvements or any portion thereof (collectively "TAXES"). Tenant's payment of Taxes shall be payable by Tenant in the same number of installments as taxes are due from Landlord to the applicable taxing authorities and shall be due from Tenant to Landlord thirty (30) days prior to the date such taxes, or installments thereof, are due from

        Landlord to the taxing authorities. If during the Term, Taxes are required to be paid to the taxing authorities in full or in monthly, quarterly or other installments, on any other date or dates than as presently required, then, the Taxes shall be correspondingly accelerated or revised so that same are due thirty (30) days before the date such Taxes, or installments thereof, are due from Landlord to the taxing authorities. Notwithstanding the foregoing, if Landlord is obligated to make monthly escrows of Taxes to any Senior Interest Holder and as a result thereof, Landlord requires all tenants of the Building under leases with Landlord to make escrows of Taxes, then in lieu of the manner of payment referred to above, on the first day of the month following the furnishing to Tenant of a statement of Taxes, Tenant shall pay to Landlord a sum equal to 1/12th of the payment of Taxes shown thereon to be due for such fiscal year for real estate tax purposes adopted by the applicable taxing authority then imposing taxes (the "TAX YEAR") multiplied by the number of months of the Term then elapsed since the commencement of such Tax Year. Tenant shall continue to pay to Landlord a sum equal to 1/12th of the payment of Taxes shown on such statement on the first day of each succeeding month until the first day of the month following the month in which Landlord shall deliver to Tenant a new statement of Taxes. If the escrows of Taxes required to be made by Landlord with any Senior Interest Holder are required to be made other than monthly, then the obligations of Tenant referred to in the immediately preceding two (2) sentences shall be appropriately modified so that Tenant shall make the payment of Taxes to Landlord in the same number of installations as Landlord is required to make to such Senior Interest Holder. In the event the escrows of Taxes required to be made by Landlord with any Senior Interest Holder are held in an interest bearing account, then Tenant's payment of Taxes shall be reduced by Tenant's Share of the actual interest received by Landlord in connection therewith. If Landlord shall not furnish to Tenant a statement of Taxes prior to the commencement of such Tax Year, then Tenant shall continue to make monthly installment payments based upon the previous Tax Year's statement of Taxes until Landlord shall furnish a new statement of Taxes with respect to the then current Tax Year. If Landlord furnishes a statement of Taxes for a Tax Year subsequent to the commencement thereof, promptly after the statement of Taxes is furnished to Tenant, Landlord shall give notice to Tenant stating whether the amount previously paid by Tenant to Landlord for the current Tax Year was greater or less than the installments of Tenant's payment of Taxes for the current Tax Year, and (1) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (2) if there shall have been an overpayment, such excess shall be refunded to Tenant within thirty (30) days of the rendition of the aforementioned statement to Tenant. If there shall be any increase or decrease in Taxes for any Tax Year, whether during or after such Tax Year, then Landlord shall furnish a revised statement of Taxes for such Tax Year, and Tenant's payment of Taxes for such Tax Year shall be adjusted and paid or credited, as the case may be, substantially in the same manner as provided in the preceding sentence. If the Tax Year established by the applicable taxing authority shall be changed, any Taxes for the Tax Year prior to such change which are included within the new Tax Year and which were the subject of a prior statement of Taxes shall be apportioned for the purpose of calculating Tenant's payment of Taxes payable with respect to such new Tax Year.

        If a separate real property tax bill is not issued for the Premises at any time during the Term, but Landlord receives a tax bill for a larger parcel of real property including the Premises, Landlord shall bill Tenant for a pro rata share of such taxes. Landlord shall provide Tenant with an invoice therefor together with a detailed explanation of any proration, which proration shall be made on the basis of Tenant's Share of the ratio between Floor Area of the Premises and the total square feet of the Floor Area of the other tenantable portions of the taxed unit of which the Premises form part. If Landlord shall receive any bills, assessments or other official notices regarding any such taxes or other charges, it shall promptly forward the same to Tenant, but an inadvertent failure (or failures) to do so shall not be deemed a breach hereof. All such taxes, assessments, charges and the like billed directly to Tenant or passed on to Tenant by Landlord and paid by Tenant pursuant to the provisions of this Section 12.1 shall be excluded from Common Area Expenses or Operating Expenses, as applicable. All taxes becoming a lien upon the Premises or any portion thereof during the first and last Tax Year shall be prorated between Landlord and Tenant to the first and last day of the Term, respectively. Upon Tenant's request, Landlord shall furnish to Tenant proof reasonably satisfactory to Tenant of payment of the matters referred to in this Article. If the Premises are separately assessed for real property taxes, Tenant shall have the right, following notice to Landlord, to protest, contest or object to the amount or validity of any such taxes, impositions or assessments; provided, however, that this right to contest shall not be deemed or construed to relieve, modify or extend Tenant's obligation to pay any such tax, imposition or assessment before delinquency thereof unless Tenant has provided a bond or other security satisfactory to Landlord. Tenant shall indemnify and defend Landlord and save Landlord harmless from all costs, liabilities and expenses incurred in connection with such proceedings.

12.2 Trade Fixtures. Tenant shall be liable for and shall pay, before delinquency, all taxes levied against Trade Fixtures.

12.3 Protest. Tenant shall have the right, at its sole cost, to request Landlord, by notice to Landlord given not less than ten (10) days before the last date for filing any necessary protest or petition or taking any other necessary action, to initiate and prosecute any proceeding for the purpose of reducing the assessed valuation of the Premises for tax purposes. In the event that Tenant in good faith shall request Landlord, pursuant to the preceding sentence, to initiate and prosecute any proceeding, Landlord shall, subject to the requirements imposed by any mortgage of Landlord's interests in the Development, at Tenant's sole expense, take all steps reasonably necessary to commence such proceeding and thereafter shall diligently prosecute the same to completion. Any actual out-of-pocket costs, including reasonable attorneys' fees and costs, incurred by Landlord in connection with any such proceeding brought at Tenant's request shall be payable upon demand, as Additional Rent, by Tenant to Landlord. Any refund of moneys received by Landlord resulting from such proceeding attributable to the Premises and relating to real property taxes which may have been paid by Tenant shall be refunded by Landlord to Tenant, together with all accrued interest which is awarded thereon and received by

        Landlord; provided that if any such refund shall be made with respect to Landlord's property other than the Premises, then Tenant's right to the same shall be limited to its pro rata portion thereof, after payment or credit first (to the extent such monies are received by Landlord from the taxing authority), to Tenant for Landlord's costs previously paid by Tenant to Landlord as above provided and second (after all costs incurred by Landlord have been recovered), for any other actual out-of-pocket costs, including reasonable attorneys' fees and costs, incurred by Tenant in connection with any such proceeding. Tenant's rights to refunds under this Section 12.3, if any, shall survive the expiration of this Lease.

12.4 Definition. As used in this Article 12, the term "REAL PROPERTY TAXES" shall include any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Premises, including, but not limited to, the following: any tax on Landlord's "right" to rent or "right" to other income from the Premises or as against Landlord's business of leasing the Premises; any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included, within the definition of real property taxes ("IN-LIEU TAX"); any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder ("RECEIPTS TAX"), including any gross income tax or excise tax levied by the state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possessing, leasing, operating, managing, maintaining, altering, repairing, using or occupying by Tenant of the Premises or any portion thereof; any assessment, tax, fee, levy or charge upon this transaction or upon any document to which Tenant is a transferring party creating or transferring an interest or an estate in the Premises; any assessment, fee, levy or charge by any governmental agency related to any transportation plan, fund or system instituted within the geographic area of which the Premises are a part; and reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to reasonably contest, determine or reduce real property taxes. Notwithstanding any provision of this Article 12 expressed or implied to the contrary, Tenant shall not be required to pay any documentary transfer taxes or recording taxes incurred by Landlord or Landlord's federal or state income, franchise, inheritance or estate taxes or any local income, franchise, inheritance or estate taxes, or other taxes in lieu thereof, except for any In-Lieu Tax or any Receipts Tax.

13.     Condition of Premises.

13.1 Landlord's Work. Landlord hereby agrees to cause to be completed those acts and/or improvements described as the Landlord's Work in the Work Letter within the time(s) set forth therein, subject to Force Majeure or any Tenant Delay. Landlord hereby agrees that all work to be performed by Landlord pursuant to the Work Letter shall be constructed by Landlord or Landlord's contractor in a good and workmanlike first-class manner and in full compliance with all governmental regulations, ordinances and laws existing at the time of construction. Landlord agrees to abide by its obligations, if any, under the CC&R. By taking possession of the Premises upon completion of the Landlord's Work and for commencement of the construction of the Improvements, Tenant shall be deemed to have: (i) acknowledged that Landlord's Work is substantially complete and is accepted "as is" and "with all faults";
        (ii) accepted the Premises as suitable for the purposes for which the Premises are leased; and (iii) acknowledged that the Premises are in a good and satisfactory condition, except as otherwise expressly provided in the Work Letter. Landlord hereby disclaims, and Tenant hereby waives to the full extent permitted by law, any implied warranty that the Premises are suitable for Tenant's intended commercial purpose, and any and all other implied warranties (whether arising by virtue of statute, case law or otherwise). The foregoing provisions shall not be construed to relieve Landlord from its obligations which are expressly set forth in this Lease.

13.2 Design Changes. In order to provide Landlord with the necessary flexibility in the planning and organizing of the Building, Tenant agrees that the design of the Building (including the location of the demising walls for the Premises) and elements of Landlord's Work shall be subject to such changes as Landlord shall deem to be necessary or beneficial to the Building or its tenants; provided, however, that the resulting Premises shall be substantially equivalent for Tenant's purposes as prior to such changes.

14.     Alterations.

14.1 Landlord's Approval. From and after the later of (i) the Commencement Date, or (ii) completion of the Improvements, Tenant, without obtaining Landlord's prior consent, may only make alterations, additions or improvements in or to the Premises which (a) are nonstructural in nature, and (b) do not affect the exterior of the Premises or other exterior portions of the Improvements (but only to the extent generally visible from the Common Areas). All alterations, additions and improvements other than those described in clauses (a) and (b) hereof shall require Landlord's prior consent. Before proceeding with any alteration, addition or improvement which requires Landlord's prior consent hereunder, Tenant shall submit to Landlord plans and specifications, including any applicable mechanical, electrical and plumbing drawings, for the work to be done, which plans and specifications shall require Landlord's approval. If Landlord shall disapprove of any of Tenant's plans and specifications, Tenant shall be advised of the reasons for such disapproval.

14.2 Requirements. Tenant agrees to provide Landlord with notice of all alterations, additions or improvements Tenant intends to make to the Premises whether or not they require Landlord's prior consent as provided above. Tenant shall cause Tenant's contractor to obtain on behalf of Tenant and at Tenant's sole cost and expense all necessary governmental permits and certificates for the commencement and prosecution of any alteration, addition or improvement and for final approval thereof upon completion. All such work shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by

        Tenant shall be performed in full compliance with the Condominium Documents, the CC&R, in full compliance with all laws, rules, orders, ordinances, regulations and requirements of all governmental agencies, offices, and boards having jurisdiction, and in full compliance with the rules, regulations and requirements of any insurance rating bureau having jurisdiction of the Premises or the Building. Before commencing any work, Tenant shall give Landlord at least ten (10) days notice of the proposed commencement of such work in order to provide Landlord with an opportunity to post notices of nonresponsibility. Tenant further covenants and agrees that any mechanic's lien recorded against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, as provided in Article 16 hereof. All alterations, additions or improvements upon the Premises made by either party, including all wallcovering, built-in cabinetry, paneling and the like, shall, at Landlord's option, upon the expiration or earlier termination of this Lease become the property of Landlord, and shall, at such time, remain upon, and be surrendered by Tenant with the Premises, as a part thereof. Notwithstanding anything to the contrary contained in this Lease, in connection with Tenant seeking to obtain any permit, certificate and/or approval from the Boston Redevelopment Authority ("BRA") with respect to any alteration, addition or improvement, Tenant shall furnish Landlord with copies of all notices and documents submitted to the BRA so that Landlord may be kept fully informed in respect thereof, Landlord may, at its election, reasonably participate in the same and at the election of Landlord, Tenant shall retain, at Tenant's sole cost and expense, a Person designated by Landlord and approved by Tenant to obtain any such permit, certificate and/or approval from the BRA, provided that any such designation shall not cause a delay (in more than a de minimis manner) in the obtaining of any such permit, certificate and/or approval by Tenant, it being understood and agreed that Landlord shall not be liable to Tenant in connection with such participation of Landlord and the retaining of such Person by Tenant in connection with the obtaining of any such permit, certificate and/or approval.

14.3 Removal. All articles of personal property and movable furniture, including Trade Fixtures and any other of Tenant's furniture and equipment which are installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term provided Tenant repairs any damage caused by such removal. If Tenant shall fail to remove all of its effects from the Premises upon the expiration or earlier termination of this Lease, for any cause whatsoever, Landlord may, at it option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof so long as Landlord exercises reasonable care in doing so. In such event, Tenant agrees to pay Landlord upon demand any and all reasonable expenses actually paid to third parties incurred in such removal, including court costs and attorneys' fees and costs and storage charges on such effects for any length of time that the same shall be in Landlord's possession. Landlord may, at its option, upon at least ten (10) business days' prior notice to Tenant of the date, time and place of the sale of such effects, or any of the same, sell any such affects at a private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale to any amounts due under this Lease from Tenant to Landlord and to the expense incident to the removal and sale of said effects. Any rights of Landlord under this Section 14.3 shall be subject to the rights of lienholders with a security interest in Tenant's personal property pursuant to Section 1.2 hereof.

15.     Repairs.

15.1 Tenant's Obligations. Except as otherwise hereinafter provided, Tenant, at Tenant's sole cost and expense, shall (i) keep, maintain (including necessary replacements) and preserve the Property and every portion thereof, all equipment, facilities and amenities used in connection therewith and all items located on or about the Property, including elevators servicing the Premises, plumbing, mechanical systems, floors and utility systems (including HVAC system) and all portions thereof in first-class condition and repair, (ii) when and if needed, at Tenant's sole cost and expense (subject to the damage and destruction provisions herein), make all repairs to the Property and every portion thereof including the interior walls but excluding the structural columns described in Section 15.2 hereof, (iii) repaint the interior and the exterior of the Improvements as necessary, (iv) replace all broken window glass, and (v) repair all facilities except for the structural elements described in Section 15.2 hereof. Tenant's obligation to keep, maintain, preserve and repair the Premises shall specifically extend to the cleanup and removal of all Hazardous Materials to the extent required by Tenant in Article 8 hereof. Tenant shall, upon the expiration or earlier termination of the Term, surrender the Property to Landlord in its condition as of the commencement of Tenant's operation of the Club for member use, usual and ordinary wear and tear and any alterations, additions and improvements permitted under this Lease excepted, and except as otherwise provided in Articles 21 and 22 hereof. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Property or any part thereof, except as provided in Section 15.2 hereof and except for cleanup and removal of Hazardous Materials to the extent required in Article 8 hereof. The parties hereto affirm that Landlord has made no representations to Tenant respecting the condition of the Property except as specifically set forth in
        Article 13 hereof. In addition, the parties hereto affirm that Landlord shall have absolutely no obligation to keep, maintain or repair any portion of the interior of the Premises except as herein expressly provided. Landlord shall be responsible for repairs to the Property caused by the negligence or willful misconduct of Landlord or its employees, agents, or contractors. Notwithstanding the foregoing, to the extent that insurance carried by Landlord or Tenant provides coverage for the cost of any maintenance or repair or replacement which is Tenant's obligation pursuant hereto, Tenant shall be entitled to all benefits of such insurance.

15.2 Landlord's Obligations. Landlord shall (subject to reimbursement therefor pursuant to Section 7 hereof) keep, maintain and repair, or cause to be kept, maintained and repaired, the Building (exclusive of the Property) and the Common Areas in a first-class manner and be responsible for the repair and maintenance of the structural elements of the Development except to the extent that the necessity for any repair or maintenance shall be attributable to alterations performed by or through Tenant or by the negligence or willful misconduct of Tenant or its employees, agents, contractors, licensees or invitees.

        Notwithstanding the foregoing, Landlord shall (without being subject to reimbursement therefor pursuant to Section 7 hereof) repair all defects in Landlord's construction of the Club (if and to the extent expressly provided in the Work Letter) and Common Areas. Landlord shall grant easements and/or grant rights of way to the extent necessary for utility companies to bring those services identified in the Work Letter to the Premises.

16.     Liens.

        Except with respect to a security agreement, financing statement, financing lien or other instrument securing the financing of Trade Fixtures and Tenant's other furniture, fixtures, equipment and improvements approved by Landlord, Tenant shall not permit to be recorded against the Premises or any portion of the Development or against Tenant's leasehold interest in the Premises, any mechanics', materialmen's or other liens, including any state, federal or local Hazardous Material clean-up liens for which Tenant is responsible under Article 8 hereof. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such lien is recorded, and is not discharged by Tenant by bond or otherwise within thirty (30) days after the recording thereof, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord on demand, upon notice by Landlord, any sums incurred by Landlord to remove such liens, together with Landlord's reasonable attorneys' fees and costs and other expenses incurred by Landlord in connection with obtaining such release and interest on such sums at the lesser of (i) the rate of twelve percent (12%) per annum and (ii) the highest rate then legally permissible from the date of such payment by Landlord. Tenant expressly reserves the right to contest the validity of any such liens and to post bonds suitable to cause the release of any such liens so long as (a) prior to any such contest (and no later than thirty (30) days after such lien has been filed) Tenant at its sole expense provides to Landlord a bond indemnifying against such lien that complies with all applicable laws, and (b) Tenant contests such lien diligently and in good faith; provided, however, the foregoing right of Tenant to contest any such lien shall not impair or otherwise affect Tenant's indemnification and other obligations with respect to such lien.

17.     Entry by Landlord.

        During normal business hours upon giving at least one (1) business day's prior notice to Tenant (except in the case of emergencies, in which case no notice shall be necessary), Landlord reserves and shall at any and all reasonable times have the right to enter the Premises and the Improvements to
(i) inspect the same, (ii) show the Premises and the Improvements to prospective lenders or purchasers (and prospective tenants during the last twelve (12) months of the Term), (iii) post notices of nonresponsibility, and (iv) alter, improve or repair the Common Areas or any other portion of the Development, all without being deemed guilty of any eviction of Tenant or breach of quiet enjoyment and without abatement or reduction of rent. Landlord shall provide Tenant with the opportunity to escort Landlord with regard to any entry pursuant hereto (except in case of an emergency). Landlord shall indemnify Tenant and hold Tenant harmless from and against any and all claims, damages, losses or costs (excluding consequential damages) actually incurred by Tenant as a result of Landlord's entry upon the Premises pursuant to this Article 17 to the extent not covered by insurance carried by Tenant or required to be carried by Tenant hereunder. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures if reasonably required by the character of the work to be performed, provided that to the extent within Landlord's reasonable control, the business of Tenant shall be interfered with as little as is reasonably practicable (it being agreed that Landlord shall not be required to employ overtime or premium labor). It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed herein by Landlord.

18.     Utilities and Services.

18.1 From and after Substantial Completion of Landlord's Work, Tenant agrees to pay all charges for utilities and services used by it in the Premises, including, but not limited to, gas, electricity, telephone, sanitary sewer, storm drainage, water, and trash collection. Landlord shall supply hot water for heat as described in the Work Letter to such distribution facilities designated in the Design Development Plans (as defined in the Work Letter). Tenant shall maintain in good working order and make all necessary repairs and replacements to such distribution facilities to the extent the same are located within or exclusively service the Premises, at Tenant's own cost and expense. Such hot water shall be supplied to the Premises at such times and periods as Tenant shall reasonably require for conducting its business at the Premises in the manner contemplated by this Lease and the Work Letter (not to exceed eighteen (18) hours per day). Landlord shall supply (or cause to be supplied) chilled water to the Premises as described in the Work Letter at such hours (not to exceed eighteen (18) hours per day) as Tenant may designate. Within thirty (30) days following demand therefor, Tenant shall pay to Landlord, as Additional Rent, Landlord's then established charges which shall not exceed one hundred percent (100%) of Landlord's out-of-pocket costs for the quantities of such hot water and condenser water (except as otherwise specifically provided in the Work Letter) as Tenant may consume, as shown on the meter(s) installed by Landlord (but maintained by Tenant). Subject to Landlord's obligation to make utility easements and rights of way available pursuant to the provisions of
        Section 15.2 hereof and to bring utility lines to the Premises pursuant to Section 1.1 hereof, Landlord shall not be liable for damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises, unless such failure shall be due to the negligence or willful misconduct of Landlord, its agents, licensees or employees and is not covered by rent abatement and business interruption insurance carried or required to be carried by Tenant. Subject to Landlord's obligation to make utility easements and rights of way available pursuant to the provisions of Section 15.2 hereof and to bring utility lines to the Premises pursuant to Section 1.1 hereof, Landlord does not warrant that any of the utilities and services mentioned herein will be free from interruptions caused by repair, renewals, improvements, alterations, strikes, lockouts, accidents, inability of Landlord to obtain fuel or supplies, or any other cause or causes beyond the reasonable control of Landlord. Any such interruption of service shall never be deemed an eviction or disturbance of

        Tenant's use and possession of the Premises, or any part thereof, or give Tenant any right to terminate this Lease.

18.2 Tenant agrees that it will not install any equipment which will exceed or overload the capacity of any utility facilities, and that if any equipment installed by Tenant shall require additional utility facilities in excess of those specified in the Work Letter, the same shall be installed at Tenant's expense in accordance with plans and specifications to be approved in writing by Landlord in accordance with the standards set forth in Article 14 hereof.

19.     Indemnification.

19.1 Tenant's Indemnity. Notwithstanding (i) the limits of Tenant's insurance specified in Section 20.1 hereof and (ii) whether Tenant's insurance shall be in full force and effect, Tenant shall indemnify, defend and hold Landlord and the Condominium Association (if applicable) harmless from all costs, expenses, penalties, claims, demands and liabilities ("CLAIMS") arising from Tenant's use of the Property or the conduct of its business or from any activity, work, or thing done by Tenant in or about the Premises. Tenant shall further indemnify, defend and hold Landlord and the Condominium Association (if applicable) harmless from all Claims arising from any Default, or arising from any act, neglect, fault or omission of Tenant or of its agents, employees or licensees in the Premises, or arising from any act, neglect, fault or omission of Tenant's invitees in the Premises, and from and against all costs, attorneys' fees and costs, expenses and liabilities incurred in connection with such Claim or any action or proceeding brought thereon, but this indemnity shall not extend to Claims to the extent resulting from negligent acts or omissions or willful misconduct of Landlord or the Condominium Association, as applicable, their respective employees, agents, licensees or invitees, to consequential or punitive damages or to Claims that are as applicable covered by property insurance carried by Landlord or the Condominium Association or required to be carried by Landlord hereunder. In case any action or proceeding shall be brought against Landlord and/or the Condominium Association, as applicable, by reason of any such Claim, Tenant, upon notice from Landlord and/or the Condominium Association, as applicable, shall defend the same at Tenant's expense by counsel approved by Landlord and/or the Condominium Association, as applicable. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the Property from any cause whatsoever, except that for which Landlord may be liable pursuant to the indemnity contained in Section 19.2 hereof.

19.2 Landlord's Indemnity. Landlord shall indemnify, defend and hold Tenant harmless from any and all Claims arising from any activity, work, or thing done by Landlord in or about the Development (exclusive of the Premises). Landlord shall further indemnify, defend and hold Tenant harmless from all Claims arising from any breach or default in the performance of any obligation to be performed by Landlord under the terms of this Lease or arising from any act, neglect, fault or omission of Landlord or of its licensees, invitees, agents or employees within the Development (exclusive of the Premises) (provided, however, it is agreed that tenants or other occupants of the

        Development and their respective licensees, invitees, agents or employees shall not be deemed to be Landlord's licensees, invitees, agents or employees) and from and against all costs, attorneys' fees and costs, expenses and liabilities incurred in connection with such Claims or any action or proceeding brought thereon, but this indemnity shall not extend to Claims to the extent resulting from the negligent acts or omissions or willful misconduct of Tenant, its employees, agents or licensees, to consequential or punitive damages or to Claims that are covered by property insurance carried by Tenant or required to be carried by Tenant hereunder. In case any action or proceeding shall be brought against Tenant by reason of any such Claims, Landlord, upon notice from Tenant, shall defend the same at Landlord's expense by counsel approved by Tenant; it being agreed that Battle Fowler LLP and/or counsel designated by Landlord's insurer are acceptable to Tenant for such purpose.

19.3 No Release of Insurers. Tenant's and Landlord's indemnification obligations under Sections 19.1 and 19.2 hereof are not intended to and shall not relieve any insurance carrier of its obligations under policies carried by Landlord or Tenant, and such indemnification obligations shall survive the expiration or earlier termination of this Lease.

20.     Insurance.

20.1 Tenant's Insurance. Tenant shall, during the Term and any other period of occupancy of the Premises, at its sole cost and expense, keep in full force and effect the following insurance:

                (1) Property. Standard form property insurance insuring against the perils of fire, extended coverage, vandalism, malicious mischief, special extended coverage ("ALL-RISK") and sprinkler leakage, covering all property owned by Tenant, for which Tenant is legally liable or that was installed solely at Tenant's expense, and which is located on the Premises, including interior improvements, furniture, fittings, installations, Trade Fixtures, equipment, facilities and any other personal property and any alterations, additions and improvements constructed by Tenant pursuant to Section 14.1 hereof (but excluding any property required to be insured by Landlord under Section 20.4 hereof), in an amount not less than the full replacement cost thereof. All proceeds from the insurance required under this Section 20.1(i) shall be used for the repair, restoration or replacement of the damaged or destroyed property unless this Lease terminates pursuant to Section 21 hereof, in which event the provisions of Section 20.3 hereof shall control.

                (2) Liability. Comprehensive General Liability Insurance insuring Tenant against any liability arising out of the lease, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of not less than $5,000,000.00 Combined Single Limit for injury to, or death of, one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. Any such coverage requirement may be satisfied by an umbrella policy. Such policies shall insure the hazards of premises and operations, independent contractors, contractual liability (covering the indemnity contained in Section 19 hereof) and shall (a) name Landlord, the Condominium Association (if applicable) and any mortgagee of Landlord as additional insureds, (b) contain a cross liability provision, and (c) contain a provision that "the insurance provided Tenant hereunder shall be primary and noncontributing with any other insurance available to Landlord or the Condominium Association," so long as such provision may be available. The limit of insurance required pursuant to this Section 20.1(ii) shall be subject to review by Landlord and, to the extent that the amount of such insurance is less than the limits normally and customarily maintained with respect to Similar Premises (as hereinafter defined), Landlord, from time to time, may require Tenant to increase, or cause to be increased, such limit (but Landlord shall not require such increases more frequently than once every ten (10) years). Any dispute as to the reasonableness of any such increase in the insurance limit which Landlord shall purport to require of Tenant under this Section, from time to time, shall be submitted to arbitration pursuant to Section 7.3 hereof; provided, however, that Tenant shall maintain insurance for the disputed policy limit during the pendency of any such arbitration proceeding. As used herein, the term "SIMILAR PREMISES" shall mean the first-class mixed-use buildings being located in Boston, Massachusetts, or other first-class mixed-use buildings or premises having business operations of a nature and character substantially similar to the nature and character of the business operations being conducted at the Premises, and being located in Boston, Massachusetts.

                (3) Workers' Compensation. Workers' Compensation and Employer's Liability insurance (as required by state law).

                (4) Rental Interruption. Twelve (12) months rent abatement and business interruption insurance which shall cover Tenant's monetary obligations under this Lease and any direct or indirect loss of earnings attributable to perils insured against under extended coverage all-risk property insurance; provided, however, that Tenant shall be entitled to self-insure such risk.

                (5) Liquor. Liquor liability insurance coverage with commercially reasonable coverage limits, but in no event less than $5,000,000.00 per occurrence, naming Landlord, the Condominium Association and any mortgagee of Landlord as additional insureds. Any such coverage requirement may be satisfied by an umbrella policy.

20.2 Requirements. All policies required of Tenant shall be written by an insurer satisfactory to Landlord. Such policies shall name Landlord and the Senior Interest Holders (as hereinafter defined) of which Tenant has notice as additional insureds. Prior to the date Tenant enters the Premises, but in no event later than sixty (60) days after the execution of this Lease, Tenant shall deliver to Landlord copies of policies or certificates evidencing the existence of the amounts and forms of coverage required (or, in the event of self-insuring as permitted in Section 20.1(iv) hereof only, evidence of the net worth of Tenant or a Person providing a guaranty of this Lease to Landlord of not less than $10,000,000). No such policy shall be cancelable or reducible in coverage except after thirty (30) days' prior written notice to Landlord. Tenant shall, within thirty (30) days prior to the expiration of any such policies, furnish Landlord with renewals, certificates of insurance, or "binders" thereof, and, if Tenant fails to do so within ten (10) days following notice of such failure, then, upon an additional notice to Tenant, Landlord may order such insurance and charge the cost thereof to Tenant as Additional Rent. If Landlord obtains any insurance that is the responsibility of Tenant under this Article 20, Landlord shall deliver to Tenant a statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed, and, if obtainable, a certificate of insurance naming Tenant as the insured or as an additional insured. Tenant's obligation to carry insurance provided for in this Article 20 may be satisfied by inclusion within the coverage of any blanket policy or policies of insurance carried or maintained by Tenant, provided that the coverage required herein will not be reduced or diminished by reason of the use of such blanket policies of insurance and any such blanket policies of insurance expressly waive any pro rata distribution requirement contained in any such policies of insurance covering the Premises.

20.3 Proceeds Upon Termination. In the event of damage to or destruction of the Improvements resulting in termination of this Lease pursuant to
        Article 21 hereof, (i) Landlord shall be entitled to all proceeds of the insurance required to be maintained under Section 20.4 hereof (subject to Landlord's obligation to cause such proceeds to be disbursed for the purposes of restoration, as herein provided) and (ii) Tenant shall immediately pay to Landlord all of its property insurance proceeds, if any, plus any deductible amount (subject to the limitation described below) relating to the Improvements and all other items of property which would have become Landlord's property upon expiration or earlier termination of this Lease absent such damage or destruction (but not relating to Trade Fixtures or Tenant's other equipment, furniture or personal property). Notwithstanding the foregoing, Tenant shall not be required to pay any such deductible amounts to Landlord unless Landlord can reasonably demonstrate that Landlord has entered into a new lease with a non-Affiliate of Landlord for an athletic club in the Premises for a lease term of not less than ten (10) years within twelve (12) months after the termination of this Lease.

20.4 Landlord's Insurance. Landlord may, but shall not be obligated to, take out and carry any form or forms of insurance ("LANDLORD'S INSURANCE") as it may reasonably determine advisable, or as may be required by Landlord's mortgagee; provided, however, that Landlord shall be required to carry (i) Comprehensive General Liability Insurance in amounts not less than those required of Tenant pursuant to Section 20.1 hereof and
        (ii) insurance against any peril insurable under an all-risk property insurance policy covering the Improvements, exclusive of any item insured by Tenant pursuant to Section 20.1(i) hereof, in an amount which is one hundred percent (100%) of the full replacement cost of the Improvements. Landlord's obligation to carry the all-risk property insurance provided for in this Section 20.4 may be satisfied by inclusion of the Improvements within the coverage of any blanket policy or policies of insurance carried or maintained by Landlord, provided that the coverage required herein will not be reduced or diminished by reason of the use of such blanket policies of insurance. Tenant shall reimburse Landlord, as Additional Rent payable in equal monthly installments, the cost of the all-risk property insurance for the Improvements required by this Section
        20.4 commencing within thirty (30) days following demand therefor, and the premiums for such insurance will not be included in the Insurance Escalation (as defined herein). In the event such all-risk property insurance covers improvements other than the Improvements, Tenant's pro rata share will be that proportion that the Floor Area of the Improvements bears to the total Floor Area of all improvements covered by such policy.

20.5 Insurance Escalation. Except for Landlord's cost of the all-risk property insurance for the Improvements, as addressed in Section 20.4 hereof, if Landlord's cost of obtaining Landlord's Insurance for the Property and/or the Building and the operations thereof exceeds the cost of obtaining such insurance for the first twelve (12) months following the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days, after being billed therefore, an amount equal to Tenant's Share of such increased cost.

20.6 Compliance. Landlord and Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter relating to the Premises.

20.7 Waiver of Subrogation. All policies of all-risk, fire, extended coverage or similar property insurance which either party obtains or is required to maintain in connection with the Development, and the insurance required to be obtained by Tenant pursuant to the provisions of Section
        20.1 (iv) hereof, and, if obtainable, all liability policies, shall include or shall be deemed to include a clause or endorsement denying the insurer any rights of subrogation against the other party. Landlord and Tenant waive all rights of recovery against the other for injury or loss due to hazards covered by insurance containing or deemed to contain such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby.

21.     Damage or Destruction.

21.1 (i) Tenant's Reconstruction. In the event the Improvements shall be damaged by fire or other perils and this Lease shall not be terminated as hereafter provided, Tenant, at its sole cost and expense, shall within a period of thirty (30) days thereafter, commence repair, reconstruction and restoration of the Improvements to their condition existing immediately prior to such damage and prosecute the same diligently to completion in compliance with all applicable laws, and this Lease shall continue in full force and effect unless this Lease is terminated as hereinafter provided. Any such repair, reconstruction and restoration shall be performed strictly in accordance with the provisions of Article 14 hereof and Tenant shall be entitled to apply the insurance proceeds to the repair, reconstruction and restoration in the manner provided in Section 21.2 hereof. If at any time Tenant shall fail to prosecute such work of repair or rebuilding with diligence, then Landlord may give to Tenant notice of such failure and if such failure continues for twenty (20) days thereafter, then Landlord, in addition to all other rights which it may have, may, at Tenant's sole cost and expense, enter upon the Premises, provide labor and/or materials, cause the performance of any contract and/or take such other action as it may deem advisable to prosecute such work. For this purpose, any contracts made by Tenant for purposes of accomplishing repair, reconstruction and restoration of the Improvements shall be in a form assignable to Landlord and shall be subject to Landlord's approval. Landlord shall be entitled to reimbursement for its costs and expenses in performing such work from any insurance proceeds and any other moneys held by the Depository (as defined herein) for application to the cost of such work in accordance with Section 21.2 hereof. All costs and expenses incurred by Landlord in carrying out such work for which it is not reimbursed by the Depository shall be paid by Tenant upon demand, which demand may be made by Landlord periodically as such costs and expenses are incurred, in addition to any damages to which Landlord may be entitled hereunder.

                (ii) Uninsured Casualty. In the event the Improvements shall be damaged by peril which is not covered by insurance required to be maintained hereunder (or which is otherwise maintained, if to a greater standard), and if a duly qualified contractor certifies, in good faith and fair dealing, that the amount required to repair such damage exceeds the Uninsured Contribution Amount (as defined herein), Tenant shall have the option to terminate this Lease upon giving notice to Landlord of its exercise of such termination option within sixty (60) days after such damage or destruction. Upon such termination of this Lease, the parties shall be released without further obligations to the other coincident with the surrender of possession of the Premises to Landlord, except for items which theretofore accrued and are then unpaid and any obligations specified in this Lease which are to survive the termination of this Lease. Notwithstanding the foregoing, in the event that Tenant exercises its option to terminate this Lease pursuant to the provisions of this
        Section 21.1 (ii), Landlord shall have the option, exercisable within thirty (30) days after Landlord's receipt of Tenant's termination notice, to notify Tenant that Landlord elects to fund the amount required to repair such damage and destruction in excess of the Uninsured Contribution Amount (as defined herein), in which case such repair, reconstruction and restoration shall be performed pursuant to the procedures set forth in this Section 21.1(ii), except that Tenant shall contribute the Uninsured Contribution Amount and Landlord shall fund any additional amounts necessary to accomplish such repair, reconstruction and restoration. The "UNINSURED CONTRIBUTION AMOUNT" shall be Five Hundred Thousand ($500,000.00) Dollars if the casualty occurs during the first (180) calendar months of the Initial Term, which amount shall be reduced at the beginning of the one hundred ninety third (193rd) calendar month of the Initial Term, and every twelve (12) months thereafter, by One Hundred Thousand ($100,000.00) Dollars, until (but not including) the beginning of the last twelve (12) months of the Initial Term. The One Hundred Thousand ($100,000.00) Dollars Uninsured Contribution Amount in effect for the last twelve (12) months of the Initial Term shall remain throughout any Option Periods.

                (iii) Landlord Termination. In the event that any portion of the Development (including the Building) shall be damaged to such an extent that Landlord, the Condominium Association or any of Landlord's lenders shall elect not to restore same, then Landlord shall have the right to terminate this Lease within ninety (90) days following the date of the damage or destruction or, if applicable, within a reasonable time after Landlord shall have been notified of the Condominium Association's or lender's decision not to restore. Upon such termination of this Lease, the parties shall be released without further obligations to the other coincident with the surrender of possession of the Premises to Landlord, except for items which theretofore accrued and are then unpaid and any obligations specified in this Lease which are to survive the termination of this Lease. Subject to the rights of Landlord's lenders and/or the Condominium Association, Landlord shall not elect to terminate this Lease unless a material portion of the Development (i.e., more than twenty five percent (25%)) shall have been damaged. Landlord agrees that if (1) this Lease is terminated by Landlord pursuant to this Section 21.1(iii) and Landlord thereafter reconstructs, restores or repairs the Building or the Premises, (2) at the time of such casualty Tenant is then operating a Club (including support facilities) within at least seventy-five percent (75%) of the Premises, (3) at the time of such casualty no monetary Default (as defined herein) and/or material Default shall have occurred and be continuing under this Lease, (4) at the time of such casualty, the Unexpired Lease Term (as defined herein) is at least five (5) years or Tenant exercises an Option for an Option Period, regardless of whether Tenant then would otherwise have the right to exercise same, by delivering notice to Landlord simultaneously with the delivery to Landlord of the Tenant Acceptance Notice (as defined herein) subject to and in accordance with this Section 21.1(iii), (5) within one-hundred eighty (180) days following the termination of this Lease pursuant to this Section 21.1 (iii), Tenant shall deliver to Landlord a statement signed and certified by the chief financial officer of Tenant, if Tenant is a corporation, by a managing member, if Tenant is a limited liability company, or by the chief financial officer of a corporate general partner of Tenant, if Tenant is a partnership (such person, the "FINANCIAL OFFICER"), to be true and correct disclosing in reasonable detail the aggregate amount of costs and expenses actually incurred by Tenant as the result of the cessation of Tenant's business operations in the Premises and such termination of this Lease (e.g., including, without limitation, the unrecouped costs and expenses actually incurred by Tenant in connection with the development of a Club in the Premises and reimbursement to Tenant's Club members of membership fees) which are not covered by insurance maintained by Tenant or otherwise reimbursed to Tenant (collectively, the "TENANT TERMINATION COSTS") and (6) at the time of the Landlord Offer (as defined herein), Tenant or an Affiliate of Tenant is then operating a first-class coed athletic club, Landlord shall not operate a Club in the Premises or offer to lease or accept any offer to lease the Premises to any party within a period of five (5) years after such termination of this Lease unless Landlord shall have first offered in writing (the "LANDLORD OFFER") to lease the Premises to Tenant on the terms and conditions of this Lease (including, without limitation, any unexercised Option Periods) for a term equal to the unexpired portion of the term of this Lease as of such termination date (the "UNEXPIRED LEASE TERM") calculated as if this Lease had not been terminated and Tenant shall not have accepted such offer by notice to Landlord within thirty (30) days after such offer is given to Tenant (the "TENANT ACCEPTANCE NOTICE"). Notwithstanding the foregoing, in the event that Tenant exercises its option to lease the Premises pursuant to this Section 21.1 (iii), Landlord shall have the option, exercisable within thirty (30) days after Landlord's receipt of the Tenant Acceptance Notice, to nullify the Tenant Acceptance Notice by delivering to Tenant notice and paying to Tenant the Tenant Termination Costs. Upon Tenant's receipt of such nullification notice and the payment of the Tenant Termination Costs, the Tenant Acceptance Notice shall be deemed null and void and of no force and effect and Tenant shall be deemed to have waived and relinquished its right to lease the Premises and Landlord shall at any and all times thereafter be entitled to lease all or any portion of the Premises to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire.

21.2 Depository. The "DEPOSITORY" shall be a bank or trust company authorized to do business in the Boston, Massachusetts, with a net worth of at least $10,000,000.00 selected by Tenant and approved by Landlord; provided, however, that if (i) Tenant does not make such a selection within ten (10) business days after notice and demand by Landlord, then Landlord may select the Depository and (ii) if Landlord has a lender whose loan is secured by the Property, then anyone, excluding Landlord or any Affiliate of Landlord, designated by such lender shall be the Depository. Subject to Section 21.5 hereof, all property insurance moneys recovered on account of damage or destruction to the Improvements shall be applied to the payment of the cost of repairing and replacing the Improvements. If net available insurance moneys shall be insufficient to pay the entire cost of such work, then Tenant shall bear the cost thereof in excess of the net available insurance moneys. Except for work which is reasonably expected to cost less than $100,000.00 (with respect to which Landlord shall hold the proceeds), the Depository shall hold insurance proceeds with respect to the Improvements and shall disburse said proceeds during the course of the work of repair, reconstruction and restoration in accordance with the provisions set forth below unless the Depository is Landlord's lender or a designee of such lender, in which event the provisions of the loan documentation shall control. The Depository shall not be required to make disbursements more often than at thirty (30) day intervals. Landlord, Tenant and the Depository shall reasonably, promptly and in good faith prepare and execute reasonable and appropriate instructions for disbursement of the proceeds which shall include a procedure for receipt of certificates, plans, notices, lien releases and applications for payment. Notwithstanding anything to the contrary contained herein, disbursement of such insurance proceeds shall in all events (i) be subject to such requirements as may be imposed by the Condominium Association and/or any mortgagee of Landlord and (ii) include a procedure for a retainage of ten percent (10%) of the cost of the work from each draw disbursed in connection with such restoration until at least thirty (30) days after the completion of all work. If, after all of said work shall be completed in accordance with the terms of this Lease and all governmental approvals and permits required have been obtained, there are funds held by the Depository for application to the cost of such work in excess of the amounts withdrawn, then such funds (after first applying such funds to the costs and expenses of the Depository) shall be delivered to Tenant; provided, however, that if the funds held by the Depository are a result of any insurance carried by Landlord or Section 21.5 hereof, such funds shall be delivered to Landlord. The Depository may retain free of trust its reasonable fees and expenses for acting as such. In the event there are not sufficient funds held by the Depository to pay its fees and expenses, Landlord and Tenant shall share equally the fees and expenses of the Depository.

21.3 No Termination or Rental Abatement. No destruction of or damage to the Property or any part thereof, whether such destruction or damage be partial or total or whether such destruction or damage shall have been covered by insurance or not, shall entitle or permit Tenant to surrender or terminate this Lease (except as provided in Section 21.1(ii) hereof) or relieve Tenant from liability to pay in full the rents and other sums and charges payable by Tenant hereunder (except as provided in Section
        21.4 hereof), or from any of its obligations under this Lease. Tenant hereby waives any rights now or hereafter conferred upon it by statute or other law to surrender this Lease or to quit or surrender the Property or any part thereof, or to receive any suspension, diminution, abatement or reduction of the rent or other sums and charges payable by Tenant hereunder on account of any such destruction or damage, except as otherwise expressly provided in this Lease.

21.4 Limited Rental Abatement. Notwithstanding anything to the contrary contained herein, in the event that the Improvements shall be damaged by peril which is not covered by insurance required to be maintained hereunder (or which is otherwise maintained), then, to the extent not covered by the rent abatement insurance or business interruption insurance required to be carried by Tenant pursuant to Section 20.1 (iv) hereof (whether by self insuring or otherwise), Tenant shall be entitled to abate its obligations to pay Monthly Base Rent and, as applicable, Common Area Expenses or Operating Expenses, for the period from the date of such peril until the earlier of (i) the date upon which Tenant opens for operation of its business, or (ii) the date which is twelve (12) months after the date of such peril, provided that such twelve (12) month period shall be reduced to the extent that Tenant does not diligently seek to repair the damage caused as a result of such peril and/or re-open the Premises for the operation of its business. From and after the expiration of such rental abatement, Tenant's obligation to pay Monthly Base Rent and, as applicable, Common Area Expenses or Operating Expenses shall once again commence.

21.5 Lender's Prior Rights to Insurance Proceeds. Notwithstanding anything to the contrary herein, Tenant acknowledges that the rights of any lender holding a mortgage or deed of trust against the Premises ("SECURED LENDER") to any insurance proceeds applicable to the Improvements, except for Tenant's Insurance Share (as defined herein), shall be superior to the rights of Landlord and Tenant to such proceeds. "TENANT'S INSURANCE SHARE" is equal to Tenant's "pro rata share" (as determined in accordance with Section 22.1 hereof) of the insurance proceeds payable for the damaged Improvements. Landlord agrees to use commercially reasonable efforts to cause the Secured Lender to make the insurance proceeds in which the Secured Lender has a prior interest available to Tenant for reconstruction as contemplated in this Lease. If, within two hundred seventy (270) days following a casualty, a Secured Lender has not made such proceeds available for reconstruction, then at Tenant's election this Lease shall terminate as of said 270th day, unless Landlord gives notice to Tenant on or before said 270th day that Landlord is willing to provide the sums necessary for reconstruction in excess of any deductibles and Tenant's Insurance Share, in which case this Lease shall not terminate and Landlord shall deposit such sums with the Depository and Tenant shall reconstruct the Premises in accordance with the provisions of this Article 21 hereof. The disbursement of any insurance proceeds applicable to the Improvements shall be subject to the control of the Secured Lender notwithstanding anything to the contrary in Section 21.2 hereof.

22.     Eminent Domain.

22.1 Permanent Taking. In case all of the Property (a "TOTAL TAKING"), or such part thereof as shall substantially interfere with Tenant's use and occupancy thereof to the extent Tenant cannot operate the Club (a "SUBSTANTIAL TAKING"), shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent, or in lieu of, such taking, this Lease shall automatically terminate effective as of the date possession is required to be surrendered to said authority. In the event the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant's business (a "PARTIAL TAKING"), Tenant shall restore the Property to substantially its same condition prior to such Partial Taking and a fair and equitable allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Property of which, Tenant shall be so deprived on account of such taking. Tenant shall not assert any claim against Landlord for any compensation because of such taking. In the event of a Total Taking, Substantial Taking or Partial Taking, any award shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord's interest in the Premises or the beneficiary of any deed of trust which constitutes an encumbrance thereon, except that Tenant shall be entitled to any portion of such award related to (i) Trade Fixtures or Tenant's other equipment and/or personal property which is taken, (ii) Tenant's moving expenses and loss of goodwill, (iii) Tenant's "pro-rata share" of the straight-line (on a 20-year basis) unamortized costs of the Improvements taken, and (iv) in the case of a Partial Taking only, the amount required to restore the Property to substantially its same condition prior to such Partial Taking which shall be held by the Depository for Landlord and shall be disbursed to Tenant for the purposes of such restoration upon the same terms and conditions as if they were insurance proceeds under Article 21 hereof. For the purposes of this Section 22.1, "pro-rata share" shall be determined by the proportion that the cost paid by Tenant for the taken Improvements bears to the total of those costs paid therefor by Landlord and Tenant. Nothing contained in this
        Section 22.1 shall be deemed to give Landlord any interest in any award made to Tenant for the taking of Trade Fixtures or Tenant's other personal property, fixtures and goodwill and for relocation expenses. Landlord agrees not to interfere with Tenant's right to participate in any condemnation proceedings. The provisions of this Section 22.1 shall survive the termination of this Lease.

22.2 Temporary Taking. In the event of taking of the Property or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant's obligations under Article 15 hereof with respect to the surrender of the Property and upon such payment shall be excused from such obligations. For purpose of this Section 22.2, a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

22.3 Waiver. Landlord and Tenant each hereby waive any statutory rights of termination which may arise by reason of a taking.

23.     Defaults and Remedies.

23.1 Defaults. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant ("DEFAULT"):

                (1) The vacation or abandonment of the Premises by Tenant or failure to continuously operate the Club in accordance with Article 8 hereof where Tenant has failed to cure such vacation, abandonment or failure to operate within thirty (30) days following notice from Landlord to Tenant of the need for such cure (the parties agree, however, that cessation of operations of business from the Premises from time to time for the purpose of remodeling the Premises or making alterations, additions or improvements to the Property (collectively "TEMPORARY CLOSURES") shall not be considered vacation or abandonment of the Premises provided and on condition that Tenant shall use commercially reasonable efforts to complete any and all such work, from time to time, in an expeditious and non-disruptive manner).

                (2) The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder (including the Work Letter), where such failure shall continue for a period of ten (10) business days following notice from Landlord to Tenant that such payment is due; provided, however, Tenant shall be entitled to such notice and opportunity to cure on only two (2) occasions during any Lease Year;

                (3) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease (including the Work Letter) to be observed or performed by Tenant, other than as specified in Sections 23.1(i) or (ii) hereof, where such failure shall continue for a period of thirty (30) days after notice thereof from Landlord to Tenant. If the nature of the Default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant shall commence such cure within said thirty-day period and thereafter diligently prosecutes such cure to completion, which completion shall occur not later than one hundred twenty (120) days from the date of such notice from Landlord;

                (4) (a) The making by Tenant of any general assignment for the benefit of creditors; (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against Tenant, the same is dismissed within one hundred twenty (120) days; (c) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within one hundred twenty (120) days; or (d) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within 120 days; or

                (5) The failure by Tenant to open for business to the general public within twelve (12) months following Substantial Completion of the Premises, subject to Force Majeure, within thirty (30) days following notice from Landlord to Tenant of the need for such cure.

                Any notice provided for in this Section 23.1 shall be in addition to, and not in lieu of, any statutorily required notice regarding unlawful detainer actions.

                In the event that this Lease is terminated by notice as provided for in Section 23.1(iv) hereof and Tenant shall thereafter seek protection under the Federal Bankruptcy Laws or any state equivalent, then Tenant if a debtor-in-possession agrees to consent to any application by Landlord to terminate the automatic stay provisions of the Federal Bankruptcy Code on the grounds that there is no equity in this Lease as a result of the pre-petition termination notice.

23.2 Remedies. In the event of any Default, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

                (1) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

                (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                (3) the worth at the time of award of the amount by which the unpaid Monthly Base Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided.

        As used in Section 23.2(i) and (ii) hereof, the "worth at the time of award" is computed by allowing interest at the prime, base or reference rate of The Chase Manhattan Bank of New York, or its successors, from time to time, charged to its most favored customers on commercial loans having a 90-day duration (the "PRIME RATE") plus two percent (2%). As used in Section 23.2(iii) hereof, the "worth at the time of award" is computed by discounting such amount by the Prime Rate at the time of award. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall be liable for consequential or punitive damages which may be suffered by the other as a result of a default by Landlord or default by Tenant under this Lease.

23.3 Re-entry. In the event of any Default, Landlord shall also have the right, without demand or notice, without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises, either by summary proceedings or by action at law, without being deemed guilty of trespass and without prejudice to any remedies for nonpayment or late payment of any Rent or breach of any covenant. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. If Landlord elects to re-enter the Premises, Landlord may terminate this Lease, or from time to time, without terminating this Lease, may relet all or any part of the Premises as agent for Tenant for such term or terms and at such rental and upon such other terms and conditions as Landlord may deem advisable, with the right to make alterations and repairs to the Premises as Landlord, in Landlord's reasonable judgment, considers advisable and necessary for the purpose of reletting the Premises. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.3 shall be construed as an election to terminate this Lease unless notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

                If Landlord terminates this Lease or re-enters the Premises pursuant to this Article 23, Tenant shall remain liable (in addition to accrued liabilities) for: (i) any unpaid Rent due at the time of termination, plus interest thereon from the due date at the Prime Rate; provided, however, that if such interest is limited by law to a lesser amount, Landlord shall be entitled to the maximum amount of interest permitted by law, (ii) subject to clause (v) of this paragraph, Rent until the date this Lease would have expired had such termination not occurred; (iii) any and all reasonable expenses (including all reasonable attorneys' fees, costs and brokerage fees) incurred by Landlord in re-entering and repossessing the Premises, in making good any Default by Tenant, in protecting and preserving the Premises by use of watchmen and caretakers and in reletting the Premises (subject to the provisions of the immediately preceding paragraph and provided that Tenant shall not be liable for any expenses incurred by Landlord with respect to alterations which are not consistent with the use of the Premises as an athletic club and/or a use(s) complementary to an athletic club); and (iv) any other amount reasonably necessary to compensate Landlord for any other detriment actually caused Landlord by Tenant's failure to perform its obligations under this Lease, less
(v) the net proceeds received by Landlord from any reletting prior to the date this Lease would have expired if it had not been terminated. Tenant agrees to pay to Landlord the amount so owned above for each month during the Term, at the beginning of each such month. Any suit brought by Landlord to enforce collection of such amount for any one month shall not prejudice Landlord's right to enforce the collection of any such amount for any subsequent month. In addition to the foregoing, and without regard to whether this Lease has been terminated, Tenant shall pay to Landlord all costs incurred by Landlord, including reasonable legal fees and costs, with respect to any lawsuit or action instituted or taken by Landlord to enforce the provisions of this Lease. Tenant's liability shall survive the institution of summary proceedings and the issuance of a warrant or writ thereunder.

                If Landlord terminates this Lease, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated and agreed final damages in lieu of Tenant's liability hereunder:
(i) the then present cash value of the Rent, and all other sums which would have been payable under this Lease from the date of such demand to the date when this Lease would have expired if it had not been terminated, minus (ii) the fair market value of the Premises for the same period; provided, however, that if such damages are limited by law to a lesser amount, Landlord shall be entitled to prove as liquidated damages the maximum amount permitted by law.

                Landlord shall use commercially reasonable efforts to relet the Premises in the event this Lease is terminated pursuant to the provisions of this Article 23.

                Tenant, on its own behalf and on behalf of all persons claiming through Tenant, including, but not limited to, all creditors, does hereby waive any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law: (i) to redeem the Premises; (ii) to reenter or repossess the Premises; (iii) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment, warrant or writ of any court or judge, or any re-entry by Landlord, any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination of this Lease shall be by operation of law or pursuant to the provisions of this Lease; or (iv) to the service of any notice of intention to re-enter or notice to quit which may otherwise be required to be given. The words "disposition," "re-enter", and "re-elected" as used in this Lease shall not be deemed to be restricted to their technical meanings.

                In the event of any breach or threatened breach by Tenant or any persons claiming through Tenant of any of the provisions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law, in equity, or otherwise.

23.4 Cumulative Rights. Except as otherwise expressly provided in this Lease, all rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the others, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any Default shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or any omission by Landlord to take any action on account of such Default if such Default persists or is repeated, and no express waiver shall affect Defaults other than as specified in said waiver.

23.5 Waiver of Trial by Jury. Tenant hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by Landlord against Tenant on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and/or Tenant's use or occupancy of the Premises.

24.     Assignment and Subletting.

24.1 Landlord's Consent. Except as otherwise expressly provided in the last sentence of Section 8.1 hereof and in Sections 24.3, 46 and 56 hereof, Tenant shall not, either voluntarily or by operation of law, assign, sublet, pledge, encumber, hypothecate or otherwise transfer this Lease, without the prior consent of Landlord, which consent may be granted or withheld in Landlord's sole and absolute discretion. Without limiting the foregoing, it shall be a condition to Landlord's consent hereunder that the assignee execute, acknowledge and deliver to Landlord an agreement whereby such assignee agrees to be bound by all of the covenants and agreements in this Lease which Tenant has agreed to keep, observe or perform.

24.2 Notice. Subject to the provisions of Articles 46 and 56 hereof, in the event Tenant desires to assign, sublet, pledge, encumber, hypothecate or otherwise transfer this Lease, then at least thirty (30) days prior to the date when Tenant desires the transaction to be effective (the "ASSIGNMENT DATE"), Tenant shall give Landlord a notice (the "ASSIGNMENT NOTICE"), which shall set forth the name, address and business of the proposed assignee or sublessee, information (including references) concerning the character, ownership, and financial condition of the proposed assignee or sublessee, the Assignment Date, and any ownership or commercial relationship between Tenant and the proposed assignee or sublessee. If Landlord requests additional detail within ten (10) days after Tenant's initial submission, the Assignment Notice shall not be deemed to have been received until Landlord receives such additional detail, and without otherwise limiting the provisions of Section 24.1 hereof, Landlord may withhold consent to any assignment or sublease until such information is provided to it.

24.3    Ownership Transfers. Except as otherwise expressly provided in this
        Section 24.3, any dissolution, merger, consolidation, or other reorganization of the corporation which constitutes Tenant, or the sale or other transfer of fifty percent (50%) or more of the corporate stock of the corporation, or the sale of fifty percent (50%) or more of the value of the assets of the corporation, shall be deemed an assignment prohibited by this Article 24 unless Landlord's prior consent is obtained, which consent shall not be unreasonably withheld or delayed provided and on condition that: (i) the principal purpose for such assignment is not the circumventing of the restrictions and limitations contained in this Article 24; (ii) Tenant shall notify Landlord, in writing, of any such proposed assignment not less than twenty (20) days prior to the date on which Tenant proposes to assign its interest in this Lease; (iii) the assignee shall be reputable and shall have in the reasonable judgment of Landlord, sufficient financial worth to perform the obligations of Tenant under this Lease (after consideration of the then net worth of each Person providing a guaranty or surety of this Lease to Landlord) as evidenced by the submission to Landlord of financial and other information regarding the proposed assignee, including, without limitation, its business experience, a current financial statement and such other information as Landlord may reasonably request; (iv) Tenant shall within ten (10) days after an assignment is executed deliver to Landlord a copy of such assignment;
        (v) such assignee shall execute, acknowledge and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, whereby such assignee shall assume the obligations and performance of this Lease and agree to be personally bound by and upon all of the terms and conditions of this Lease on the part of Tenant to be performed or observed; (vi) each Person providing a guaranty or surety of this Lease to Landlord shall deliver an agreement in form and substance reasonably satisfactory to Landlord reaffirming such Person's obligations and liabilities under its respective agreement, guaranty or surety to Landlord and that such agreement, guaranty or surety remains binding and enforceable against such Person in accordance with its terms; (vii) the assignee shall use and occupy the Premises only for the purposes set forth in this Lease, and for no other purposes, in compliance with the terms and conditions of this Lease; (viii) neither such assignment nor the acceptance of rent by Landlord from such assignee shall, in any way, release, relieve or in any manner affect the liability of Tenant under this Lease, it being the agreement and understanding of the parties that assignor shall be and remain liable under all of the terms and conditions of this Lease; and
        (ix) neither such assignment nor the acceptance of rent by Landlord from such assignee shall, in any way, release, relieve or in any manner affect the liability of any Person providing a guaranty or surety of this Lease to Landlord.

        Notwithstanding anything to the contrary contained herein, the transfer of shares of Tenant (if Tenant is a corporation) for purposes of this Section 24 shall not include the sale of shares by persons other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934, as amended, which sale is effected through the "over-the-counter market" or through any recognized stock exchange.

        The term "PERSON" as used in this Lease shall mean any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other form of business or legal association or entity, and the term "CONTROL" as used in this Section 24.3 shall mean the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or by law.

24.4 No Release. Any sale, assignment, subletting, hypothecation or transfer of this Lease that is not in compliance with the provisions of this
        Article 24 shall, at Landlord's option, be void. The consent by Landlord to any assignment or sublease shall not be construed as relieving Tenant or any assignee of this Lease from any liability or obligation hereunder whether or not then accrued. This Article 24 shall be fully applicable to all further sales, hypothecations, transfers, assignments and sublettings of any portion of the Premises by any successor or assignee of Tenant.

25.     Subordination.

        Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee with a lien on the Premises or the Development, or any portion thereof or any ground lessor with respect to the Premises, this Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises, (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises is specified as security, and (iii) the Condominium Documents

(as same may now or hereafter exist) and (iv) any CC&R (as may now or hereafter exist) that do not materially increase Tenant's obligations hereunder nor materially decrease Tenant's rights hereunder nor materially interfere with the conduct of Tenant's normal business operations (all of the foregoing, collectively the "SENIOR INTERESTS" and the holders of the Senior Interests shall be referred to as "SENIOR INTEREST HOLDERS"). Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord. Tenant covenants and agrees to execute and deliver within fifteen (15) business days after demand by Landlord and in the form requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such ground leases or underlying leases, the lien of any such mortgage or deed of trust, the Condominium Documents or the CC&R, and, effective upon a failure to do so, Tenant hereby irrevocably appoints Landlord as attorney-in-fact of Tenant to execute, deliver and record any such document in the name and on behalf of Tenant. In consideration of, and as a condition precedent to, Tenant's agreement to be bound by the subordination provisions of this Article 25, Landlord shall provide to Tenant for Tenant's execution, a commercially reasonable subordination, attornment and nondisturbance agreement ("NON-DISTURBANCE AGREEMENT"), in recordable form, that in any event shall not provide for any material increase in Tenant's obligations nor any material decrease in Tenant's rights under this Lease and shall be executed by all future ground lessors, mortgage holders and deed of trust beneficiaries of any of Landlord's interest in the Premises desiring to subordinate this Lease to the ground lease, mortgage or deed of trust, as applicable. In the event Landlord fails to obtain any Non-Disturbance Agreement, then, as to the mortgage, deed of trust or ground lease which would have been the subject thereof, this Article 25 shall be void and of no force or effect.

        As a condition to the effectiveness of this Lease, for the benefit of Tenant Landlord shall deliver to Tenant a non-disturbance agreement in form and substance identical to the specimen annexed hereto as Exhibit D from Fleet Bank, National Association (the "INITIAL MORTGAGEE NON-DISTURBANCE AGREEMENT") and such Initial Mortgagee Non-Disturbance Agreement shall be deemed to satisfy the requirements described in this Article 25. Tenant agrees to execute the Initial Mortgagee Non-Disturbance Agreement, provided the agreement conforms to the agreement attached hereto as Exhibit D.

26.     Estoppel Certificate.

26.1 Delivery. Within fifteen (15) business days following any request which Landlord or Tenant may make from time to time, the other party shall execute and deliver to the requesting party a statement certifying: (i) the Commencement Date; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there has been modification hereto, that this Lease is in full force and effect, and stating the date and nature of such modification); (iii) the date to which the rental and other sums payable under this Lease have been paid; (iv) that to the best of the certifying party's knowledge, there is no current default under this Lease by either Landlord or Tenant except as specified in the statement; and (v) such other matters reasonably requested by the requesting party. Landlord and Tenant intend that any statement delivered pursuant to this Section 26.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Premises, the Club or any interest in either, and said statement shall so state.

26.2 Failure to Deliver. Landlord's or Tenant's failure to deliver any statement required pursuant to Section 26.1 hereof within such time shall be conclusive upon such failing party (i) that this Lease is in full force and effect, without modification except as may be reasonably represented in good faith by Landlord or Tenant, (ii) that there is no uncured default in Landlord's or Tenant's performance, and (iii) that not more than one month's rental has been paid in advance.

26.3 Financial Statements. Within thirty (30) days after Landlord's request, Tenant shall furnish to Landlord (i) no more often than once per calendar-quarter, the most current existing audited financial statements of Tenant (which shall, at a minimum, include a balance sheet and income statement), and (ii) if at any time Tenant is not a publicly-traded entity or an Affiliate thereof which files consolidated financial statements, such other information relating to Tenant's financial condition as may be reasonably required by Landlord. Landlord shall at all times maintain the confidentiality of the aforementioned financial statements which are not available to the general public, except to the extent reasonably necessary to (a) comply with applicable laws, regulations, court or administrative orders, or to prosecute or defend any claim or suit by litigation or otherwise under this Lease and (b) provided that the recipients of such information agree in writing to hold the same in confidence, (1) carry out the obligations set forth in this Lease or documents evidencing and/or securing any Senior Interest,
        (2) obtain legal, financial and/or tax advice from Landlord's attorneys, accountants and financial advisors, (3) negotiate or complete a transaction with a lender to Landlord secured by Landlord's interest in the Development, the Building or this Lease (including, without limitation, a pledge of rents payable hereunder) or purchaser of the Building or the Development or (4) negotiate or complete a public or private syndication or similar offering with respect to this Lease, Landlord, the interests of any of the members of Landlord, the Development and/or the Building.

27.     Construction.

        This Lease is to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (excluding choice of law provisions). Whenever the context so requires herein, the neuter gender shall include the masculine and feminine, and the singular number shall include the plural, and vice versa. This Lease shall be construed as having been drafted by both parties, jointly, and not in favor of or against one party or the other. When used herein, the terms "including," "include," "including, without limitation," and similar terms shall be construed as prefacing examples, components or illustrations rather than exhaustive definitions, unless a contrary intent is specifically stated, such as "including and expressly limited to," or in similarly unambiguous terms.

28.     Successors and Assigns.

        Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

29.     Surrender of Premises.

        The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises and, subject to the provisions of Article 14 hereof, all alterations and additions thereto, in good order, repair and condition, reasonable wear and tear excepted.

30.     Attorneys' Fees and Costs.

        If Landlord should bring suit for possession of the Premises, or if Landlord or Tenant should bring suit for the recovery of any sum due under this Lease or because of the breach of any provisions of this Lease, or for any other relief against the other hereunder, or in the event of any other litigation between the parties with respect to this Lease, including any action for declaratory relief filed by Landlord or Tenant, then the prevailing party shall be entitled to an award of all costs and expenses, including reasonable attorneys' fees and costs, in addition to all other relief awarded.

31.     Performance by Landlord.

        If Tenant shall fail to pay any sum of money owed hereunder, or if Tenant shall fail to perform any other act on its part to be performed hereunder, and (except in the event of an emergency) such failure shall continue beyond the cure periods set forth in Section 23.1 hereof, Landlord may, without waiving or releasing Tenant from the obligations of Tenant, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. All sums so paid by Landlord and all necessary incidental costs together with interest thereon at the rate of twelve percent (12%) per annum, from the date of such payment by Landlord, shall be payable to Landlord upon demand as Additional Rent.

32.     Late Charge and Interest.

        Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs include processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by any encumbrance covering the Premises. Therefore, if any installment of Monthly Base Rent or any other sum of money due hereunder is not timely paid by Tenant and such failure continues for ten (10) days after notice thereof from Landlord, Tenant shall pay to Landlord, as Additional Rent, the sum of four percent (4%) of the overdue amount as a late charge; provided, however, Tenant shall be entitled to such ten (10) day notice and opportunity to cure on only two (2) occasions during any twelve (12) month period. To the extent permitted by applicable law, such overdue amount shall also bear interest commencing upon the due date, as Additional Rent, at the lesser of the maximum rate than permitted by law and twelve percent (12%) per annum. Landlord's acceptance of any late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be required to pay any amounts that would be characterized as interest under applicable law in excess of the amounts that could be lawfully charged, collected and received by Landlord under applicable law. Landlord and Tenant intend to comply with all usury laws with respect to this Lease.

33.     Mortgagee Protection.

        In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage given by Landlord covering the Premises whose address shall have been furnished to Tenant, and shall offer such beneficiary or mortgagee the same opportunity to cure Landlord's default as provided to Landlord under Article 49 hereof plus an additional period of sixty (60) days. In addition, in those instances which reasonably require such beneficiary or mortgagee to be in possession of, or have title to, the Development (or any portion thereof) to cure any such default, the time herein allowed to such beneficiary or mortgagee to cure such default shall be deemed extended to include the period of time reasonably necessary to obtain such possession or title with due diligence, and in those instances in which such beneficiary or mortgagee is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction of any bankruptcy or insolvency proceeding involving Landlord from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, the time herein allowed such beneficiary or mortgagee to prosecute such foreclosure or other proceeding shall be extended for the period of such prohibition.

34.     Definition of Landlord.

        The term "LANDLORD," as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of Landlord's interest under this Lease. In the event of any transfer, assignment or other conveyance or transfer of such title, Landlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall (in absence of a writing hereafter described) be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, and in absence of any writing to the contrary, the transferee shall be deemed to have assumed same. Landlord may transfer its interest in the Premises or this Lease without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms or conditions of this Lease.

35.     Waiver.

        A waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of Landlord or Tenant to insist upon the performance by Tenant or Landlord, respectively, in strict accordance with said terms. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of a lesser sum than the Monthly Base Rent and Additional Rent then due shall be deemed to be other than on account of the earliest installment of such rent, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease.

36.     Parking.

        So long as this Lease remains in full force and effect and Tenant is operating a Club and facilities related to the operation of such Club in at least seventy-five percent (75%) of the Premises, Landlord shall make up to 150 parking spaces (individually, a "PARKING SPACE" and collectively, the "PARKING SPACES") available on a non-exclusive basis, with such Parking Spaces to be located at the Development, in Landlord's discretion, for daily use during such times as the Club is open for business, by Tenant and Tenant's members subject to the terms and provisions of this Article 36. Tenant shall pay to Landlord, as Additional Rent, within fifteen (15) days after Tenant's receipt of any bill or statement therefor, an amount equal to $150 per calendar month per Parking Space, such $150 being subject to increase every five (5) Lease Years during the Term by the CPI Increase (as defined herein); provided, however, that notwithstanding the foregoing, each such CPI Increase shall not exceed twelve percent (12%) (the "PARKING CHARGE").

        Provided Tenant is not in default beyond the expiration of applicable notice or cure periods under any of the terms, provisions and conditions of this Lease, Tenant shall have the option to use up to an additional 200 parking spaces subject to and in accordance with the terms and provisions of this paragraph, with such parking spaces to be located at the Development, in Landlord's discretion, by giving irrevocable written notice (the "ADDITIONAL PARKING SPACE NOTICE") to Landlord not later than six (6) months after the date upon which Tenant commences normal business operations from the Premises with the general public. If Tenant gives the Additional Parking Space Notice to Landlord pursuant to the immediately preceding sentence, then, subject to the terms and provisions of this Article 36, (i) so long as this Lease remains in full force and effect and Tenant is operating a Club and facilities related to the operation of such Club in at least seventy-five percent (75%) of the Premises, Landlord shall make the number of parking spaces indicated in the Additional Parking Space Notice (not to exceed 200 parking spaces in the aggregate) available on a non-exclusive basis for daily use during such times as the Club is open for business, by Tenant and Tenant's members and
(ii) Tenant shall pay to Landlord, as Additional Rent in accordance with the immediately preceding paragraph, the Parking Charge with respect to each such additional parking space.

        In addition to the foregoing, Tenant and Tenant's members may use in connection with the Club the parking spaces located at the Development which are designated as general public parking spaces if and to the extent available on a "first come, first serve" basis. The foregoing shall not be deemed to be a representation that the aforementioned general public parking spaces shall be available for use by Tenant and Tenant's members. Landlord shall charge Tenant an amount equal to the then market rate for such spaces, with the market rate for such spaces to be based on the market rate for similarly located parking spaces in the vicinity of the Building (as reasonably determined by Landlord).

        If and to the extent any of the aforementioned parking spaces are valet or attendant parking for the general public, Landlord shall provide any such valet or attendant parking to Tenant's members at the rate of $1.75 per vehicle (such $1.75 being in addition to the Parking Charge with respect to any such parking spaces and being subject to increase each Lease Year by the CPI Increase). Notwithstanding anything to the contrary contained herein, if the delivery times in any calendar month of the vehicles of Tenant's members parked in any such valet or attendant parking spaces exceed four (4) minutes more than 80% of the time during any such calendar month, then, Tenant, without limitation, shall have the right, but not the obligation, to cease the use of, and Landlord shall cease to have the obligation to furnish, any or all of such valet or attendant parking spaces by giving prior written notice, together with documentation reasonably evidencing such delivery times, to Landlord within fifteen (15) days after the end of such calendar month. If Tenant shall deliver such notice and documentation, then the right of Tenant to use, and the obligation of Landlord to furnish, the number of valet or attendant parking spaces set forth in such notice to Landlord shall end as of the last day of the calendar month in which Landlord shall receive such notice and documentation, it being understood and agreed that notwithstanding the foregoing the terms and provisions of this Lease shall continue in full force and effect in accordance with their terms.

        The term "CPI" shall mean the Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor for the Boston Metropolitan Area, All Items (1982-84=100), or a successor or substitute index reasonably selected by Landlord appropriately adjusted to reflect a constant base year. In the event that the CPI ceases to use 1982-84=100 as the basis of calculation, or if a substantial change is made in the terms or number of items contained in the CPI, then the CPI shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI not been altered. In the event such CPI (or a successor or substitute index) is no longer published, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the CPI shall be used. No adjustments or recomputations, retroactive or otherwise, shall be made due to a revision which may later be made in the first published figure of the CPI for any month. Whenever any provision hereof provides that an amount shall be adjusted by the CPI Increase, then such amount shall be multiplied by a fraction, the numerator of which shall be the CPI for the calendar month immediately preceding the Lease Year for which the amount is to be determined and the denominator of which shall be the CPI for the calendar month during which the Commencement Date has occurred.

37.     CC&R.

        Tenant shall faithfully observe and comply with the Condominium Documents, and all reasonable and nondiscriminatory rules and regulations Landlord shall adopt for the Development (as the same may be changed from time to time) and the CC&R. Landlord shall not be responsible to Tenant for the violation or nonperformance by any other tenant or occupant of the Development of the Condominium Documents (if applicable), any of said rules and regulations or the CC&R. Landlord agrees that future amendments to the CC&R and any such rules and regulations shall not materially interfere with or interrupt Tenant's ability to operate a first-class Club in accordance with the terms and provisions of this Lease and shall not materially increase Tenant's obligations hereunder nor materially decrease Tenant's rights hereunder, nor be enforced as to Tenant discriminatorily.

38.     Headings.

        The Article and Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

39.     Examination of Lease.

        Submission of this instrument for examination or signature by Landlord or Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.     Intentionally Omitted.

41.     Prior Agreement; Amendments.

        This Lease, together with the addenda and exhibits attached hereto, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest (subject to the consent requirement in Article 24 hereof). The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by this Lease to the extent they are not incorporated herein.

42.     Severability.

        Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

43.     Limitation on Liability.

        It is expressly understood and agreed that any money judgment against Landlord resulting from any default or other claim arising under this Lease shall be satisfied only out of Landlord's interest in (i) the Premises, if the Premises shall then be subject to a condominium form of ownership or (ii) the Development, if the Premises shall not then be subject to a condominium form of ownership. No other real, personal or mixed property of Landlord, wherever situated, shall be subject to levy on any such judgment obtained against Landlord. If Landlord's interest in the Premises or Development, as applicable, is insufficient for the payment of such judgment, Tenant shall not institute any further action, suit, claim or demand, in law or in equity, against Landlord for or on the account of such deficiency. Tenant hereby waives, to the fullest extent waivable under law, any right to satisfy said money judgment against Landlord except from Landlord's interest in the Development or Premises, as applicable, and except as otherwise provided above.

44.     Riders.

        Clauses, plats, exhibits, addenda and riders, if any, affixed to this Lease are a part hereof.

45.     Modification for Lender.

        If, in connection with obtaining construction, interim or permanent financing for the Premises or the Development, or any part thereof, or consent of Landlord's existing or potential lenders to the terms of the transactions contemplated pursuant to this Lease, a lender shall request reasonable modifications in this Lease as a condition to such financing or the granting of its consent, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder, materially decrease Tenant's rights hereunder or materially adversely affect the leasehold interest hereby created. If, in connection with obtaining financing for Tenant's Trade Fixtures subject to and in accordance with Section 1.2 hereof, tenant's lender shall request reasonable modifications to this Lease, Landlord agrees to make reasonable nonmaterial modifications to this Lease and further agrees not to unreasonably withhold, delay or defer its consent with respect to such modifications provided such modifications do not decrease the monetary obligations of Tenant hereunder or materially affect Landlord's rights hereunder; provided, however, that Landlord shall have no obligation to agree to any such modifications unless such modifications are approved by the Senior Interest Holders.

46.     Security Agreements/Leasehold Mortgages.

46.1 Tenant covenants and agrees that Tenant shall not, except as set forth in Sections 56.1 and 56.2 hereof, encumber or place or permit to be placed any mortgages or other encumbrances on the leasehold interest granted hereunder and that no security agreement, whether by way of conditional bill of sale, chattel mortgage or instrument of similar import, shall be placed upon any improvement made by Tenant which is affixed to the realty.

46.2 In the event that any of the machinery, fixtures, furniture and equipment installed by Tenant in the Premises are purchased or acquired by Tenant subject to a chattel mortgage, conditional sale agreement or other title retention or security agreement, Tenant undertakes and agrees that no such chattel mortgage, conditional sale agreement or other title retention or security agreement or Uniform Commercial Code ("UCC") filing statement shall be permitted to be filed as a lien against the Building and real property of which the Premises form a part and to cause to be inserted in any of the above described title retention, chattel mortgage, security agreements, conditional sale agreement or UCC filing statement the following provision:

                "NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS CHATTEL MORTGAGE, CONDITIONAL SALE AGREEMENT, TITLE RETENTION AGREEMENT, SECURITY AGREEMENT OR UCC FILING STATEMENT SHALL NOT CREATE OR BE FILED AS A LIEN AGAINST THE LAND, BUILDING AND IMPROVEMENTS COMPRISING THE REAL PROPERTY IN WHICH THE GOODS, MACHINERY, EQUIPMENT, APPLIANCES OR OTHER PERSONAL PROPERTY COVERED HEREBY ARE TO BE LOCATED OR INSTALLED."

46.3 In addition to any other rights that Landlord may have by reason of Tenant's failure to comply herewith, if any such leasehold mortgage or other encumbrance, lien or UCC filing statement, based on an agreement as above described, is filed as an encumbrance, as applicable, against the Building or improvements of which the Premises form a part, the Premises and/or any interest thereon, Tenant shall, within thirty (30) days following notice thereof from Landlord, cause such leasehold mortgage or other encumbrance, lien or filing statement to be removed or discharged at Tenant's own cost and expense, and Tenant's failure to do so shall constitute a breach of a material provision of this Lease.

47.     Authorizations.

        Each individual executing this Lease on behalf of Landlord or Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Landlord or Tenant, respectively, in accordance with the provisions of duly adopted corporate resolutions, and that this Lease has been duly and properly executed and delivered by Landlord or Tenant, respectively.

48.     Signage.

        Tenant agrees that any and all exterior building signs on the Premises shall be subject to the approval of Landlord (and if applicable the Condominium Association) with respect to the graphics, materials, color, design, lettering, language, lighting, specifications and exact location ("SIGNAGE APPROVAL FACTORS") and shall be subject to the approval of the applicable governmental authorities having jurisdiction, including, without limitation, the BRA and the City of Boston Public Improvement Commission. Tenant shall obtain, and shall furnish Landlord with copies of, any and all necessary approvals and/or permits of governmental authorities having jurisdiction, including, without limitation, BRA and the City of Boston Public Improvement Commission with respect to such signs and Tenant shall maintain all such approvals and/or permits in good standing throughout the Term. All signage shall be of a size not in excess of that permitted by applicable law and shall otherwise comply with applicable laws, regulations, permits, approvals, ordinances, the Condominium Documents and CC&R; provided, however, that no change in the CC&R shall require Tenant to modify its original (or, if theretofore modified, its then-existing,) exterior signs. At the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause all such signage to be removed from the exterior of the Improvements and shall cause the exterior of the Improvements to be restored to the condition existing prior to the placement of such signage. If Tenant fails to remove such signs and restore the exterior of the Improvements by the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of an invoice therefor. In addition to the foregoing, at all times Tenant shall be entitled to erect and maintain, as needed in Tenant's judgment but subject to Landlord's approval, throughout the Development, appropriate directional signage with respect to Tenant's parking. Notwithstanding anything to the contrary contained in this Lease, in connection with Tenant seeking to obtain any approvals and/or permits from the BRA for such signs, Tenant shall furnish Landlord with copies of all notices and documents submitted to the BRA so that Landlord may be kept fully informed in respect thereof, Landlord may, at its election, reasonably participate in the same and at the election of Landlord, Tenant shall retain, at Tenant's sole cost and expense, a Person designated by Landlord and approved by Tenant to obtain any such approvals and/or permits from the BRA, provided that any such designation shall not cause a delay (in more than a de minimis manner) in the obtaining of any such approvals and/or permits by Tenant, it being understood and agreed that Landlord shall not be liable to Tenant in connection with such participation of Landlord and the retaining of such Person by Tenant in connection with the obtaining of any such approvals and/or permits.

49.     Default by Landlord.

        Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address have been furnished in writing to Tenant ("NOTICED LENDER"), specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion (the "CURE PERIOD"). In addition, the Noticed Lender shall be entitled to such additional period of time to cure any such default as is set forth in Section 33 hereof. Notwithstanding anything in this Lease to the contrary, if access to the Premises is unavailable as a result of any blockage occurring in the Common Areas that is caused by Landlord or its agents, Tenant shall have the right to give Landlord and any Noticed Lender notice of such events (an "ABATEMENT NOTICE"). If the blockage in the Common Areas which denies access to the Premises has not been repaired within the Cure Period or such additional period of time for the Noticed Lender to cure any such default as is set forth in Section 33 hereof (not to exceed thirty (30) days after the Cure Period), Tenant's obligations to pay Monthly Base Rent and Common

Area Expenses (or if applicable, Operating Expenses) shall be abated for the period after the Abatement Notice until the cure of the condition giving rise to such notice for the entire amount of Monthly Base Rent and Common Area Expenses (or if applicable, Operating Expenses), provided (i) the condition giving rise to such abatement right is a denial of access to the Premises due to a blockage of the Common Areas that is caused by Landlord or its agents and (ii) Tenant is actually unable to and actually does not use any of the Premises for the conduct of its business. In the event that for a period of ninety (90) consecutive days following the Abatement Notice, the condition giving rise to such notice has not been cured and Tenant has not conducted its business from the Premises during such ninety (90) day period, Tenant shall have the right to deliver an additional notice (a "TERMINATION NOTICE") to Landlord and the Noticed Lender specifying that such item has not been cured within such period and if such condition is not then cured within thirty (30) business days after the Termination Notice, Tenant may terminate this Lease by giving notice thereof to Landlord and the Noticed Lender prior to the date upon which such condition is cured. The foregoing rights and remedies are in addition to all other rights and remedies available to Tenant at law or in equity. Except as provided in this
Article 49, Tenant shall not have the right to terminate this Lease as a result of Landlord's default hereunder. Landlord's liability hereunder in the event of a default shall be limited as set forth in Article 43 hereof. Notwithstanding anything to the contrary contained herein, if the blockage occurring in the Common Areas is the result of a fire or other casualty or a taking in eminent domain, then this Article 49 shall be inapplicable and Articles 21 and 22 hereof shall govern the rights of the parties.

50.     Reasonable Consents.

        Except for any matter which has a material impact on the exterior appearance of the Improvements or except as otherwise provided herein, any time the consent, approval, determination, designation, or other discretionary judgment is required of Landlord or Tenant under this Lease, such consent, approval, determination, designation, or other discretionary judgment shall not be unreasonably delayed, withheld, conditioned, exercised or decided, notwithstanding the presence in some instances of words to that effect and their absence in other instances.

51.     No Recording.

        It is expressly agreed that Tenant may not and shall not record this Lease or any memorandum hereof, except as otherwise expressly provided in this Lease. Tenant and Landlord shall execute and deliver a statutory form of memorandum of this Lease for the purpose of recording, but said memorandum of this Lease shall not in any circumstances be deemed to modify or to change any of the provisions of this Lease. Upon the expiration or sooner termination of this Lease, Tenant covenants that it will, at the request of Landlord, execute, acknowledge and deliver an instrument canceling any memorandum of lease which is recorded and all other documentation to record same.

52.     Force Majeure.

        The occurrence of any of the following events shall be referred to herein as "FORCE MAJEURE" and shall excuse such obligations of Landlord or Tenant as are thereby rendered impossible or reasonably impracticable for so long as such event continues: strikes; lockouts; labor disputes; acts of God; inability to obtain labor, materials or reasonable substitutes therefor; governmental restrictions, regulations or controls; judicial orders; enemy or hostile governmental action; civil commotion; fire or other casualty; and other causes beyond the reasonable control of the party obligated to perform (excluding financial inability). Notwithstanding the foregoing, the occurrence of such events shall not excuse Tenant's obligations to pay Monthly Base Rent, Common Area Expenses or any other sums hereunder (but may delay the commencement of such obligations to the limited extent expressly provided for in Section 2.1 hereof) or excuse such obligations as this Lease may otherwise impose on the party to obey, remedy or avoid such event.

53.     Guaranty.

        Currently with the execution hereof by Tenant and as a condition to the effectiveness of this Lease, Tenant shall cause The Sports Club Company to execute and deliver to Landlord a guaranty of this Lease in the form and substance set forth in Exhibit E attached hereto which is acceptable to Landlord.

54.     Condition Precedent.

        Landlord and Tenant shall each have the right to terminate this Lease on thirty (30) days notice to the other party (without penalty) if Landlord shall not have closed upon financing for the construction of the portions of the Development to be performed by Landlord (all such approvals and terms with respect thereto to be acceptable to Landlord in its sole and absolute discretion) not later than December 31, 1999 ("DEADLINE DATE"). In the event that Tenant shall serve a termination notice pursuant to this Article 54 and Landlord shall secure the necessary financing within the aforesaid thirty (30) day period or Landlord shall fund such construction without the required financing (it being expressly agreed that Landlord shall have no obligation whatsoever to do so), then Tenant's termination notice shall be of no force and effect. In the event Landlord or Tenant shall terminate this Lease, as aforesaid, neither party shall have any further rights or obligations hereunder.

55.     Communication Equipment and Antenna.

55.1 In the event Landlord shall make a communications antenna or satellite dish located on the roof of the Building (generically, the "ANTENNA") available for the non-exclusive and general use of the tenants and occupants of the Building, then, in such event, Tenant may use the antenna in connection with the conduct of Tenant's normal business operations in the Premises provided and on condition that: (a) Tenant's use of the antenna shall be subject to Landlord's reasonable approval,
        (b) Tenant shall pay to Landlord the monthly Building charge for the use of the antenna as established by Landlord from time to time within thirty (30) days after receipt of an invoice with respect thereto, (c) Tenant shall, at its sole cost and expense, install all necessary lines, risers, conduits and cables from the antenna to the Premises required for Tenant's use thereof (collectively, the "TENANT INSTALLATION"), (d) the Tenant Installation is performed in accordance with all legal requirements and in compliance with the terms and conditions of this Lease; (e) Tenant shall indemnify and hold Landlord harmless from any liability, cost or expense (including reasonable attorneys' fees and costs and disbursements) connected with or arising from the Tenant Installation of any nature whatsoever, unless such liability, cost or expense results solely from the acts or omissions of Landlord, or its agents, servants or employees; (f) Tenant shall promptly repair any damage caused to the roof of the Building or any other portion of the Building by reason of the Tenant Installation including, without limitation, any repairs, restorations, maintenance, renewals or replacement of the roof of the Building necessitated by or in any way caused by or relating to the Tenant Installation; and (g) Tenant shall remove the Tenant Installation and repair any resulting damage to the Building and restore the portion of the roof of the Building and the Building affected by the Tenant Installation to the condition which existed prior to the Tenant Installation, reasonable wear and tear and damage by casualty excepted, all at or prior to the expiration of the term of this Lease, at Tenant's sole cost and expense.

55.2 The antenna is for the sole use of Tenant in the conduct of Tenant's business and for no other purpose or by any other parties. Tenant shall not resell in any form the use, or rights to the use, of the antenna including the granting of any license or other rights. The rights granted in this Article 55 are given in connection with, and as part of the rights created under, this Lease and are not separately transferable or assignable other than in connection with an assignment or subletting permitted by this Lease.

56.     Mortgages of Tenant's Interest.

56.1 (a) Subject to the limitations of this Article 56, Tenant shall have the right to mortgage and pledge its interest in and to this Lease after the Commencement Date, provided and on condition that any such mortgage, pledge or other similar lien instrument (a "LEASEHOLD MORTGAGE") shall be given to an Authorized Institution (as herein defined and an Authorized Institution holding a Leasehold Mortgage shall hereunder be referred to as an "AUTHORIZED HOLDER"). Any such Leasehold Mortgage shall be subject and subordinate to the rights of Landlord hereunder and the Senior Interest Holders. Landlord shall not be obligated to recognize a holder of any Leasehold Mortgage, nor shall any such holder be entitled to any of the rights granted to an Authorized Holder in this Article, unless such holder shall be an Authorized Institution.

                (b) No Authorized Holder of a Leasehold Mortgage on this Lease shall have the rights or benefits mentioned in this Article 56, nor shall the provisions of this Article be binding upon Landlord, unless and until an executed counterpart of such Leasehold Mortgage or a copy certified by the Authorized Holder or by the recording officer to be true, shall have been delivered to Landlord, together with a certified copy of all other ancillary or security documents (collectively, "LEASEHOLD FINANCING DOCUMENTS"). Within fifteen (15) business days after request by Tenant, Landlord shall provide to any proposed holder of a Leasehold Mortgage a statement as to whether such proposed holder is an Authorized Holder and whether or not any notice of default under this Lease has been delivered to Tenant. Except as otherwise set forth in such statement, such statement shall stop Landlord from asserting that such holder is not an Authorized Holder, but shall create no liability on Landlord, and, if the same states that such proposed holder is not an Authorized Holder, shall set forth the reasons therefor in reasonable detail. In no event, however, shall any failure by Tenant or other party to comply with the terms of any such Leasehold Mortgage, including, without limitation, the use of any proceeds of any debt, the repayment of which is secured by such Leasehold Mortgage, be deemed to invalidate the lien of such Leasehold Mortgage.

                (c) Tenant and/or the Authorized Holder of such Leasehold Mortgage shall send to Landlord an executed counterpart of any amendment, modification or extension of such Leasehold Mortgage or any other Leasehold Financing Documents promptly after the same are executed.

56.2 If Tenant shall mortgage this Lease in compliance with the provisions of this Article 56, then so long as any such Leasehold Mortgage shall remain unsatisfied of record, the following provisions shall apply:

                        (1) Landlord, upon serving Tenant with any notice of
                default pursuant to the provisions of Article 23 hereof, shall also serve a copy of such notice upon the Authorized Holder at the address provided for in Section 56.2(e) hereof, and as to such Authorized Holder only, no notice by Landlord to Tenant hereunder shall be deemed to have been duly given unless and until a copy thereof has been so served.

                        (2) Any Authorized Holder, in case Tenant shall be in
                default hereunder, shall, within the period set forth herein to cure such default and otherwise as herein provided, have the right to remedy such default, or cause the same to be remedied, and Landlord shall accept such performance by or at the instance of such Authorized Holder as if the same had been made by Tenant.

                        (3) Anything herein contained to the contrary
                notwithstanding, upon the occurrence of a Default, Landlord shall take no action to effect a termination of this Lease without first giving to the Authorized Holder at the address provided for in Section 56.2(e) hereof written notice thereof and, as to such Authorized Holder only, (x) with respect to any Default which can be cured by payment of money, five (5) business days thereafter within which to cure any such monetary Default; provided, however, that such Authorized Holder shall, within such five (5) business day period, deliver to Landlord a valid, legal and binding written understanding by such Authorized Holder to indemnify, defend and hold harmless Landlord and the Condominium Association (if applicable) from and against all Claims actually or allegedly arising from or in connection with such Default and Landlord's forbearing from terminating this Lease; and (y) with respect to such other Defaults (individually and collectively, "NON-

                MONETARY DEFAULTS"), a reasonable time thereafter within which either to obtain possession of the Leasehold Mortgaged property (including possession by a receiver) or to institute, prosecute and complete foreclosure proceedings or otherwise acquire Tenant's interest under this Lease with diligence; provided, however, that such Authorized Holder shall, within thirty (30) days following any such Non-Monetary Default, deliver to Landlord a valid, legal and binding written undertaking by such Authorized Holder to cure such default subject to and in accordance with the applicable provisions of the balance of this
                Article 56, to pay to Landlord all Rent then due and owing to Landlord from Tenant and to indemnify, defend and hold harmless Landlord and the Condominium Association (if applicable) from and against all Claims actually or allegedly arising from or in connection with such Default and Landlord's forbearing from terminating this Lease; provided, further, however, that:

                (2) such forbearance shall not subject Landlord to criminal prosecution or subject all or any portion of the Development to lien or sale (without limiting the application of the above Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, if any, or any officer, director, partner, shareholder or employee of Landlord or its managing agent as an individual, is charged with a crime of any kind or degree whatsoever, whether by summons or otherwise);

                (3) such forbearance shall not be in breach of any covenant, representation or warranty of any Senior Interest;

                (4) such Authorized Holder shall promptly, diligently and continuously prosecute the cure of such event of default; and

                (5) such Authorized Holder upon obtaining possession or acquiring Tenant's interest under this Lease, shall be required promptly to cure all defaults then susceptible of being cured prior to the expiration of the applicable notice and grace periods expressly provided for in this Lease which periods shall not commence to elapse until the date on which such Authorized Holder shall obtain possession or acquire Tenant's interest under this Lease; provided, however, that: (1) such Authorized Holder shall not be obligated to continue such possession or to continue such foreclosure proceedings after any such default shall have been cured; (2) nothing herein contained shall preclude Landlord, subject to the provisions of this Article 56, from exercising any rights or remedies under this Lease with respect to the occurrence of any other event of default during the pendency of any foreclosure proceedings; (3) such Authorized Holder shall agree with Landlord in writing made within twenty (20) days after request therefor by Landlord (given after the occurrence of a Default), to comply during the period of such forbearance with such of the agreements, terms, conditions and covenants of this Lease as are susceptible of being complied with by such Authorized Holder (it being agreed that any agreement, term, condition or covenant that can be performed or cured solely by payment of money shall be susceptible of being complied with by such Authorized Holder); and (4) any default by Tenant not susceptible of being cured by such Authorized Holder shall be deemed to have been waived by Landlord upon such possession or acquisition of Tenant's interest in this Lease by such Authorized Holder. It is understood and agreed that such Authorized Holder, or its designee, or any purchaser in foreclosure proceedings (including, without limitation, a corporation formed by such Authorized Holder) may become the legal owner of this Lease through any foreclosure proceedings or by assignment of this Lease in lieu of foreclosure; provided, however, that such legal owner shall (A) comply with the applicable provisions of this Article 56 and (B) within thirty (30) days after obtaining possession of or acquiring Tenant's interest under this Lease or acquiring control of Tenant's interest under this Lease (provided that the mere appointment of a receiver shall not be deemed to place such Authorized Holder in control unless such Authorized Holder has the ability to direct the appointment of a Qualified Manager) (aa) at all times retain a manager or operator ("QUALIFIED MANAGER") for the Premises which has demonstrated experience and expertise in the operation of sports fitness clubs consistent with the operations required of Tenant under this Lease (which obligation to retain a Qualified Manager shall be a continuous and ongoing obligation of any such entity holding Tenant's interest hereunder) and shall have notified Landlord of such Qualified Manager and delivered reasonable documentation as to the experience and expertise of such Qualified Manager to Landlord, or (bb) assign Tenant's interests in this Lease in accordance with the terms and conditions of Article 24 hereof. If a dispute arises with respect to the experience and/or expertise of a Qualified Manager which dispute is not resolved within ten (10) days after notice thereof to the other party, either party may by notice to the other submit the dispute to arbitration in accordance with Section
        7.3 hereof.

                        (d) In the event of the termination of this Lease prior
                to the expiration of the term of this Lease, whether by summary proceedings to dispossess, service of notice to terminate, or otherwise, due to an event of default, Landlord shall serve upon the Authorized Holder at the address provided for in Section 56(e) hereof written notice that this Lease has been terminated together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other events of default, if any, under this Lease then known to Landlord. Such Authorized Holder shall thereupon have the option to obtain a new lease in accordance with and upon the following terms and conditions:

                Upon the written request of such Authorized Holder given within thirty (30) days after service of such notice from Landlord that this Lease has been terminated, Landlord shall enter into a new lease of the Premises with such Authorized Holder, or its designee, as follows:

                        Such new lease shall be entered into at the cost (including, without limitation, reasonable attorneys' fees, disbursements and expenses and any real estate transfer or transfer gains taxes imposed, primarily or secondarily, on Landlord by reason of such termination and/or the granting of such new lease) of the tenant thereunder, shall be effective as of the date of the termination of this Lease, and shall be for the remainder of the term of this Lease and at the rent and upon all the agreements, terms, covenants and conditions contained in this Lease, including any applicable rights of the lease extension. Such new lease shall require the tenant to perform any unfulfilled obligation of Tenant under this Lease which is susceptible of being performed by such tenant, including, without limitation, curing any default which can be cured by the payment of a sum of money. To the extent that Landlord's Work shall have theretofore been completed, Landlord shall have no further liability with respect to the initial construction of Landlord Work's. Such new lease shall provide that there shall be no liability on the part of Landlord for any holdover by Tenant. Upon the execution of such new lease, the tenant named therein shall pay any and all sums which would at the time of the execution thereof be due under this Lease but for such termination and shall pay all expenses, including (i) reasonable attorneys' fees, court costs and disbursements and expenses and any real estate transfer or transfer gains taxes imposed, primarily or secondarily, on Landlord by reason of such termination and/or the granting of such new lease and
                        (ii) any costs and expenses incurred by Landlord in connection with such default and termination, the recovery of possession of the Premises, and the preparation, execution and delivery of such new lease.

                        (e) Any notice or other communication which Landlord
                shall desire or is required to give to or serve upon any Authorized Holder shall be in writing and shall be served by certified mail, addressed to such Authorized Holder at its address as set forth in such Leasehold Mortgage, or in the last assignment thereof delivered to Landlord pursuant to Article 9 hereof or at such other address as shall be designated by such Authorized Holder by notice in writing given to Landlord by certified mail.

                        (f) Any notice or other communication which any
                Authorized Holder shall desire or is required to give to or serve upon Landlord shall be deemed to have been duly given or served if sent by certified mail addressed to Landlord at Landlord's addresses as set forth in Article 9 hereof or at such other addresses

                (including without limitation to Senior Interest Holders designated by Landlord) as shall be designated by Landlord by notice in writing given to such Authorized Holder by certified mail.

                        (g) Each such notice and communication provided for
                under this Section 56.2 shall be governed by the provisions of
                Article 9 hereof.

56.3 If any Authorized Holder or its designee shall obtain possession of or acquire title to Tenant's interest in this Lease, by foreclosure of the Leasehold Mortgage or by assignment in lieu of foreclosure or by an assignment to a nominee or wholly-owned subsidiary corporation of such Authorized Holder or its designee, or under a new lease subject to and in accordance with this Article 56, such Authorized Holder or such designee may assign this Lease or such new lease, as the case may be, and notwithstanding anything contained in Section 24.4 hereof shall thereupon be released from all liability for the performance or observance of the agreements, terms, covenants and conditions in such lease contained on Tenant's part to be performed and observed from and after the date of such assignment, provided and on condition that (i) such Authorized Holder or such designee shall have complied with (a) the second sentence of Section 24.1 hereof and (b) the terms and conditions of Section 24.2 hereof, (ii) such assignee shall have in the reasonable judgement of Landlord, sufficient financial worth to perform the obligations of Tenant under this Lease as evidenced by the submission to Landlord of evidence reasonably satisfactory to Landlord of the financial worth of any such assignee and (iii) such assignee shall at all times retain a Qualified Manager for the Premises and shall have notified Landlord of such Qualified Manager and delivered reasonable documentation as to the experience and expertise of such Qualified Manager to Landlord.

56.4 For all purposes of this Lease, an "AUTHORIZED INSTITUTION" means (a) a bank, savings and loan institution, trust or insurance company, real estate investment trust, a pension, welfare or retirement fund, an eleemosynary institution, a commercial bank or trust company acting as trustee in connection with the issuance of any bonds or any other debt financing (securitized or otherwise), a special purpose corporation or other entity established for the purpose of securitized financing which is owned wholly by any other Authorized Institution(s), or any combination of the foregoing, acting for its own account or as a trustee, provided, that each of the above entities, or any combination of such entities, shall qualify as an Authorized Institution for purposes of this Lease only if (i) each such entity is not a related entity of Tenant and (ii) each such entity, or combination of such entities, or the parent or parents of such entity or entities, or a guarantor reasonably satisfactory to Landlord of each such entity under a guaranty to and for the benefit of Landlord in form and substance reasonably satisfactory to Landlord, shall have individual or combined, as the case may be, net worth of at least $100,000,000 (subject to CPI Increase each Lease Year, commencing with the first Lease Year) as of the date of the giving of a Leasehold Mortgage by Tenant to any such aforementioned Person or (b) a governmental or quasi-governmental instrumentality.

57.     Miscellaneous Provisions.

57.1 This Lease may be executed in several counterparts, but the counterparts shall constitute but one and the same instrument.

                IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

LANDLORD: NEW COMMONWEALTH CENTER LIMITED PARTNERSHIP

                             By: NEW COMMONWEALTH CENTER CORP.,
                                 its general partner

                             By: /s/ Brian J. Collins
                                 -----------------------------------------------
                                 Name:
                                 Title:


TENANT: WASHINGTON D.C. SPORTS CLUB, INC.

                             By: /s/ John M. Gibbons
                                 -----------------------------------------------
                                 Name:
                                 Title: